Exhibit 10.1

EXECUTION COPY

Published CUSIP Number:	68066LAK7
US Revolving Advance CUSIP Number:	68066LAL5
Canadian Advance CUSIP Number:	68066LAM3
Term Loan CUSIP Number:	68066LAN1

U.S. $415,000,000
CREDIT AGREEMENT
Dated as of June 24, 2014
Among
OLIN CORPORATION
and
OLIN CANADA ULC
as Borrowers
THE LENDERS NAMED HEREIN
as Lenders
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

BANK OF AMERICA, N.A. and CITIBANK, N.A.,
as Syndication Agents

PNC BANK, NATIONAL ASSOCIATION and

THE NORTHERN TRUST COMPANY

as Documentation Agents

WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Joint Bookrunners

Page

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(continued)
Page

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(continued)
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Schedule I	—	List of Commitments and Applicable Lending Offices
Schedule 2.01(b)	—	Existing Letters of Credit
Schedule 10.02	—	Notice Addresses

Exhibit A-1-A	—	US Commitment Revolving Note
Exhibit A-1-B	—	Canadian Commitment Revolving Note
Exhibit A-2	—	Bid Note
Exhibit A-3	—	Term Loan Note
Exhibit B-1	—	Notice of Borrowing
Exhibit B-2	—	Notice of Bid Borrowing
Exhibit B-3	—	Notice of Drawing
Exhibit C	—	Assignment and Assumption
Exhibit D	—	Assumption Agreement
Exhibit E	—	Tax Compliance Certificates

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CREDIT AGREEMENT
Dated as of June 24, 2014
OLIN CORPORATION, a Virginia corporation (the “Company”), OLIN CANADA ULC, an unlimited company amalgamated under the laws of Nova Scotia (the “Canadian Borrower”), the lenders and issuers of letters of credit that are party to this Agreement or become party to this Agreement pursuant to the terms hereof and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (the “Administrative Agent”) for the Lenders and Issuing Banks, hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“30-Day Eurodollar Rate” has the meaning set forth in the definition of “Base Rate”.
“Acquisition” means any acquisition by the Company or any of its Subsidiaries of all or substantially all of the capital stock of, or all or a substantial part of the assets of, or of a business unit or division of, any Person.
“Administrative Agent” has the meaning set forth in the introductory paragraph hereto.
“Administrative Agent’s Account” means the account(s) of the Administrative Agent, as applicable, designated in writing by the Administrative Agent.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advance” means a Revolving Advance, a Bid Advance or a Term Loan.
“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or by contract or otherwise.
“Agreement” means this Credit Agreement, as amended, restated or otherwise modified from time to time.
“Applicable Lending Office” means, (a) with respect to each US Revolving Lender or Term Loan Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and (b) with respect to each Canadian Lender, (i) such Lender’s Canadian Lending Office in the case of a Eurodollar Rate Advance or a Canadian Prime Rate Advance, (ii) such Lender’s Domestic Lending Office or Canadian Lending Office, as the case may be, in the case of a Base Rate Advance and (iii) such Lender’s BA Lending Office in the case of a Drawing.

“Applicable Margin” means, as of any date of determination, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:

Performance Level	Applicable Margin for Base Rate Advances and Canadian Prime Rate Advances	Applicable Margin for Eurodollar Rate Advances, Bankers’ Acceptances and BA Equivalent Notes
I	0.00%	0.75%
II	0.25%	1.25%
III	0.50%	1.50%
IV	0.75%	1.75%
V	1.00%	2.00%

“Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., in their capacities as joint lead arrangers and joint bookrunners.
“Asset Disposition” means any sale, transfer or other disposition (but excluding an Insurance and Condemnation Event) by the Company or any Subsidiary to any Person other than the Company or any Subsidiary of any assets of the Company or any Subsidiary, in each case, other than (a) the sale transfer or other disposition of inventory in the ordinary course of business, damaged, obsolete or worn out assets, scrap and cash and cash equivalents, (b) dispositions of accounts receivable (and any related assets) in connection with a receivable securitization transaction and (c) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $1,000,000.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.02), and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and otherwise in accordance with Article VIII.
“Assuming Lender or Lenders” has the meaning specified in Section 2.04(c).
“Assumption Agreement” has the meaning specified in Section 2.04(c).
“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
“BA Advance” means (i) in the case of the BA Lenders, the acceptance of a Draft or the purchase of a Bankers’ Acceptance by a Canadian Lender for the account of the Canadian Borrower and (ii) in the case of the Non-BA Lenders, the making of BA Equivalent Notes by a Canadian Lender to the Canadian Borrower.
“BA Equivalent Note” has the meaning specified in Section 2.16(a).

“BA Lender” means any Canadian Lender that is a bank chartered under the Bank Act (Canada) or that is an authorized foreign bank thereunder and which stamps and accepts bankers’ acceptances.
“BA Lending Office” means, in the case of each Canadian Lender, the office of such Lender set forth as its “BA Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender or such other office of such Lender in Canada as such Lender may from time to time specify to the Company and the Administrative Agent for such purpose.
“BA Rate” means:
(a)    for each Schedule I Lender, and in respect of each BA Equivalent Note, the average rate (calculated on an annual basis of a year of 365 days and rounded up to the nearest multiple of 1/4 of 1%, if such average is not such a multiple) for Canadian Dollar bankers’ acceptances having a comparable term that appears on the Reuters Screen CDOR Page (or such other page as is a replacement page for such bankers’ acceptances) at 10:00 A.M. (New York City time) or, if such rate is not available at such time, the applicable discount rate in respect of such Bankers’ Acceptances or BA Equivalent Notes shall be the average (as determined by the Administrative Agent) of the respective percentage discount rates (calculated on an annual basis of 365 days and rounded up to the nearest multiple of 1/4 of 1%, if such average is not such a multiple), quoted to the Administrative Agent by each Schedule I Reference Lender as the discount rate at which such Lender would purchase, as of 10:00 A.M. (New York City time) on the date of such Drawing, its own bankers’ acceptances having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers’ Acceptances and BA Equivalent Notes to be acquired by such Lender as part of such Drawing; and
(b)    for each Schedule II/III Lender and any other Lender or Person, the average rate determined by the Administrative Agent pursuant to clause (a) plus 0.1%.
“Bankers’ Acceptance” has the meaning specified in Section 2.01(c).
“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:
(a)    The rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate;
(b)    The sum (adjusted to the nearest 1/100 of one percent or, if there is no nearest 1/100 of one percent, to the next higher 1/100 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the Federal Funds Rate; or
(c)    The sum of (i) the Eurodollar Rate for an interest period of one month (the “30-Day Eurodollar Rate”), plus (ii) one percent per annum.
Each change in the prime rate or the 30-Day Eurodollar Rate shall be effective as of the opening of business on the day such change occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Base Rate Advance” means any Term Loan or Revolving Advance denominated in US Dollars which bears interest as provided in Section 2.06(a).
“Bid Advance” means an advance by a US Revolving Lender to the Company pursuant to the auction bidding procedure described in Section 2.02(c).
“Bid Borrowing” means a borrowing consisting of simultaneous Bid Advances from each of the US Revolving Lenders whose offer to make such Bid Advances has been accepted under the auction bidding procedure described in Section 2.02(c).
“Bid Note” means a promissory note of the Company payable to any US Revolving Lender and its registered assigns, in substantially the form of Exhibit A-2 hereto, evidencing the Indebtedness of the Company to such Lender resulting from a Bid Advance made by such Lender.
“Borrowers” means the Company and the Canadian Borrower.
“Borrowing Minimum” means, in respect of Advances denominated in US Dollars, US$10,000,000 and, in respect of Advances denominated in Canadian Dollars, CN$5,000,000.
“Borrowing Multiple” means, in respect of Advances denominated in US Dollars, US$1,000,000 and, in respect of Advances denominated in Canadian Dollars, CN$1,000,000.
“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
“Canadian Advance” means an advance by a Canadian Lender to a Borrower or the acceptance of a Draft or purchase of a Bankers’ Acceptance by a Canadian Lender for the account of the Canadian Borrower as part of a Canadian Borrowing and refers to a Base Rate Advance, Canadian Prime Rate Advance, Eurodollar Rate Advance or BA Advance (each of which shall be a “Type” of Canadian Advance).
“Canadian Borrower” has the meaning set forth in the introductory paragraph hereto.
“Canadian Borrowing” means (i) a borrowing consisting of simultaneous Canadian Advances of the same Type (and, in the case of a Canadian Borrowing consisting of Eurodollar Rate Advances, having the same Interest Period) made by the Canadian Lenders and (ii) a borrowing consisting of simultaneous Bankers’ Acceptances and BA Equivalent Notes accepted, purchased, maintained or otherwise made or made by each of the Canadian Lenders.
“Canadian Business Day” means a day of the year on which banks are not required or authorized by law to close in Toronto, Ontario, Canada, New York City or London.
“Canadian Commitment” means, with respect to any Canadian Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Canadian Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Lender’s “Canadian Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to Section 2.04. The aggregate Canadian Commitments of all the Canadian Lenders as of the Closing Date shall be US$50,000,000.

“Canadian Dollars” and “CN$” each means lawful currency of Canada.
“Canadian Interbank Rate” means the interest rate, expressed as a percentage per annum, which is customarily used by the Administrative Agent when calculating interest due by it or owing to it arising from or in connection with correction of errors between it and other Canadian chartered banks.
“Canadian Lender” means any Person listed on the signature pages hereof (or any written amendment, supplement or other modification hereto) as a Canadian Lender or an Eligible Assignee thereof.
“Canadian Lending Office” means, with respect to each Canadian Lender, the office of such Canadian Lender set forth as its “Canadian Lending Office” opposite its name on Schedule I hereto or in any written amendment, supplement or modification hereto or in the Assignment and Assumption pursuant to which it became a Lender or such other office of such Canadian Lender in Canada as such Canadian Lender may from time to time specify to the Borrowers and the Administrative Agent for such purpose.
“Canadian Prime Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
(a)    the annual rate of interest announced by the Administrative Agent on that day as its reference rate for commercial loans made by it in Canadian Dollars to Canadian customers and designated as its “prime rate” (the “prime rate” having been a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, which is used as a reference point for pricing some loans and may be priced at, above or below such announced rate, and any change in such prime rate announced by the Administrative Agent having taken effect at the opening of business on the day specified in the public announcement of such change); and
(b)    1% per annum above the rate quoted for 30-day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or any replacement page) as of 10:00 a.m. (Toronto time) on the date of determination or, if for any reason such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then such rate shall be calculated as the arithmetic average of the rates for such period applicable to Canadian Dollar bankers’ acceptances quoted by the Schedule I Reference Lenders (or, if there are no such Lenders, the Reference Banks) as of 10:00 a.m.(Toronto time) on such day (or if such day is not a Canadian Business Day, then on the immediately preceding Canadian Business Day), each calculation of such rate being conclusive and binding for all purposes, absent manifest error.
“Canadian Prime Rate Advance” means an Advance made in Canadian Dollars that bears interest as provided in Section 2.06(b).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to deposit in a L/C Cash Collateral Account or to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the applicable Issuing Banks or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Commitment” means a Term Loan Commitment, a US Revolving Commitment, a Canadian Commitment or a Letter of Credit Commitment.
“Commitment Date” has the meaning specified in Section 2.04(d)(ii).
“Commitment Fee Rate” means, as of any date of determination, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:

Performance Level	Commitment Fee Rate
I	0.150%
II	0.175%
III	0.200%
IV	0.250%
V	0.300%

“Company” has the meaning set forth in the introductory paragraph hereto.
“Confidential Information” has the meaning specified in Section 10.12.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary or unusual items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and to the extent deducted in calculating such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Advances), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, and (e) any other non-cash charges. For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Company or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such Reference Period.
“Consolidated Interest Coverage Ratio” means, for any Reference Period, the ratio of (a) Consolidated EBITDA for such Reference Period to (b) Consolidated Interest Expense for such Reference Period.
“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to capitalized lease obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges accrued with respect to letters of credit and bankers’ acceptance financing allocable to such period in accordance with GAAP), minus (in the case of net benefits) or plus (in the case of net costs) the net benefits or net costs under all Hedging Agreements in respect of Indebtedness of the Company and its Subsidiaries to the extent such net benefits or net costs are allocable to such period in accordance with GAAP.
“Consolidated Leverage Ratio” means, as at the last day of any Reference Period, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA, for such Reference Period. The Consolidated Leverage Ratio shall be calculated on the date on which the Company delivers to the Administrative Agent the financial statements required to be delivered pursuant to Section 5.01(i)(i) or (ii), as the case may be, and the certificate required to be delivered pursuant to Section 5.01(i)(iv) demonstrating such ratio.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any law applicable to such Subsidiary.
“Consolidated Net Leverage Ratio” means, as at the last day of any Reference Period, the ratio of (a) Consolidated Total Debt less all unrestricted cash and cash equivalents of the Company and its Subsidiaries on such date to (b) Consolidated EBITDA, for such Reference Period.

“Consolidated Net Tangible Assets” means, at any date, the total assets of the Company and its Subsidiaries at such date, determined on a consolidated basis, minus (a) the consolidated current liabilities (excluding interest-bearing liabilities) of the Company and its Subsidiaries as of such date, (b) unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, and (c) any write-up of the value of any assets (other than an allocation of purchase price in an acquisition) after December 31, 2013; all as determined in accordance with GAAP.
“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of the US Revolving Advances, Bid Advances, Canadian Advances, Term Loans or participations in Letters of Credit required to be funded by it hereunder within two Business Days of the date such Advances or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the Issuing Banks in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting

Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.
“Designated Jursidiction” has the meaning specified in Section 4.01(k).
“Domestic Lending Office” means, with respect to any US Revolving Lender or Term Loan Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any State of the United States, substantially all of the assets of which are located, and substantially all of the business of which is conducted, in the United States.
“Draft” means a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn in Canadian Dollars by the Canadian Borrower on any Canadian Lender, and which, except as otherwise provided herein, has not been completed or accepted by such Lender.
“Drawing” means the simultaneous (i) acceptance of Drafts and purchase of Bankers’ Acceptances by the BA Lenders, in accordance with Section 2.16(a), and (ii) making of BA Equivalent Notes by Non-BA Lenders.
“Drawing Purchase Price” means, with respect to each Bankers’ Acceptance or BA Equivalent Note to be purchased or made by any Canadian Lender at any time, the amount (adjusted to the nearest whole cent or, if there is no nearest whole cent, the next higher whole cent) obtained by dividing (i) the aggregate Face Amount of such Bankers’ Acceptance or BA Equivalent Note, by (ii) the sum of (A) one and (B) the product of (1) the BA Rate in effect at such time (expressed as a decimal) multiplied by (2) a fraction the numerator of which is the number of days in the term to maturity of such Bankers’ Acceptance or BA Equivalent Note and the denominator of which is 365 days.
“Eligible Assignee” means (a) any Lender; (b) any Affiliate of any Lender; and (c) any other Person approved by the Administrative Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.02, the Company; provided, however, that neither the Company, any Affiliate of the Company, any natural Person nor any Defaulting Lender or any subsidiary of a Defaulting Lender shall qualify as an Eligible Assignee; provided, further that, with respect to any Canadian Commitment or Canadian Advances, any Person that is not resident in Canada for purposes of the Income Tax Act (Canada) shall not qualify as an Eligible Assignee under this definition.
“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses or governmental restrictions relating to (i) the effect of the environment on human health, (ii) the environment or (iii) emissions, discharges or releases of Hazardous Substances into the environment including, without limitation, ambient air, surface water, groundwater, or land, or otherwise relating to the effect on the environment of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the remediation thereof.

“Equivalent” in (a) US Dollars of Canadian Dollars on any date of determination means the equivalent thereof determined by using the quoted spot rate at which Wells Fargo offers to exchange US Dollars for Canadian Dollars at 11:00 a.m. (New York time) on such date and (b) Canadian Dollars of US Dollars on any date of determination means the equivalent thereof determined by using the quoted spot rate at which Wells Fargo offers to exchange Canadian Dollars for US Dollars at 11:00 a.m. (New York time) on such date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Company’s controlled group or is under common control with the Company, in each case ,within the meaning of Section 414 of the Code.
“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility by the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA and with respect to a Plan; (iv) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Company or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, which failure could result in the imposition of a Lien under Section 303(k)(1) of ERISA; or (vi) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Borrowing, each Eurodollar Rate Advance comprising part of the same Term Loan Borrowing, and, in the case of each Bid Advance comprising part of the same Bid Borrowing, for the period from the date of such Bid Advance to its maturity date as specified in the applicable Notice of Bid Borrowing, an interest rate per annum equal to the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in US Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such period for a term comparable to such period or, if for any reason such rate is not available, the average of the rate per annum at which deposits in US Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 10:00 A.M. (New York City time) two Business Days before the first day of such Interest Period or, in the case of a Bid Advance, two Business Days before the date of such Bid Borrowing in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Revolving Borrowing, Term Loan

Borrowing or, in the case of a Bid Borrowing, in an amount substantially equal to one quarter of the aggregate amount of such Bid Borrowing and for a period equal to such Interest Period or, in the case of a Bid Advance, equal to the period from the date of such Bid Advance to its maturity date as specified in the applicable Notice of Bid Borrowing. If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for such period for each such Advance comprising part of the same Revolving Borrowing, Term Loan Borrowing or Bid Borrowing (as applicable) shall be such average as determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period or, in the case of a Bid Advance, two Business Days before the date of such Bid Borrowing, subject, however, to the provisions of Section 2.08.
“Eurodollar Rate Advance” means any Term Loan or Revolving Advance denominated in US Dollars which bears interest as provided in Section 2.06(c).
“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Company under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Face Amount” means, with respect to any Bankers’ Acceptance or BA Equivalent Note, the amount payable to the holder of such Bankers’ Acceptance or BA Equivalent Note on its then existing Maturity Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published in Federal Reserve Statistical Release H.15(519), for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a US Revolving Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” is defined in Section 1.04.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning specified in Section 7.01.
“Guaranty” means the guaranty of the Company set forth in Article VII.
“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, in each case regulated by Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Increase Date” has the meaning specified in Section 2.04(d)(i).
“Incremental Lender” has the meaning specified in Section 2.04(d)(ii).
“Incremental Loan Commitments” has the meaning specified in Section 2.04(d)(i).
“Incremental Term Loan” has the meaning specified in Section 2.04(d)(i).
“Incremental Term Loan Commitment” has the meaning specified in Section 2.04(d)(i).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, excluding deferred compensation of officers and directors, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and all obligations of such Person under synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, other than letters of credit and letters of guaranty issued to support obligations (other than Indebtedness) incurred in the ordinary course of business, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Invested Amounts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Costs” has the meaning specified in Section 8.06(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or amount credited by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Term Loan Commitment” means, with respect to any Term Loan Lender, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Initial Term Loan Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Lender’s “Initial Term Loan Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04. The aggregate Initial Term Loan Commitments of all the Term Loan Lenders as of the Closing Date shall be US$150,000,000.
“Initial Term Loan Commitment Termination Date” has the meaning specified in Section 2.01(d).
“Initial Term Loans” means the term loans made, or to be made, to the Company by the Term Loan Lenders pursuant to Section 2.01(d).
“Insufficiency” means, with respect to any Plan, the amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, if any.
“Insurance and Condemnation Event” has the meaning specified in Section 2.09(b)(i).
“Interest Election Request” means a request by a Borrower to convert or continue a Term Loan Borrowing or Revolving Borrowing in accordance with Section 2.15.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Borrowing or Term Loan Borrowing, the period commencing on the date of such Advance (or on the effective date of any election applicable to such Borrowing pursuant to Section 2.15) and ending the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months or, with the consent of all the Lenders required to fund such Advance, twelve months, in each case as the applicable Borrower may select, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:
(A)    the Borrowers may not select any Interest Period which ends after the applicable Termination Date;
(B)    Interest Periods commencing on the same date for Advances comprising part of the same Revolving Borrowing shall be of the same duration; and
(C)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day on such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with a receivables securitization program and paid to the Company or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.
“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” means each Issuing Bank listed on the signature pages hereof and any Eligible Assignee to which any Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.02 so long as the Company has consented to such assignment and any other US Revolving Lender approved in writing by the Company and the Administrative Agent (which approval by the Administrative Agent shall not be unreasonably withheld) so long as such Eligible Assignee or such other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.
“L/C Cash Collateral Account” means an interest bearing cash collateral account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.02(b)(iii). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Related Documents” has the meaning specified in Section 2.05(d)(i).
“Lenders” means the US Revolving Lenders, Term Loan Lenders, Canadian Lenders and Issuing Banks listed on the signature pages hereof (until such Lender or Issuing Bank shall have assigned or had assumed all interests hereunder as provided in Sections 9.02 or 2.04(c)), each Eligible Assignee or Assuming Lender that shall become a party hereto pursuant to Sections 9.02 or 2.04(c), and each Incremental Lender that shall become a party hereto pursuant to Section 2.04(d).
“Letter of Credit Agreement” has the meaning specified in Section 2.02(b)(i).
“Letter of Credit Commitment” means, with respect to each Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Assumptions or has assumed the role of an Issuing Bank after the date hereof, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04, or such other amount as agreed to by such Issuing Bank and the Company.
“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) US$60,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04. The Letter of Credit Facility is part of, and not in addition to, the US Revolving Credit Facility.

“Letters of Credit” has the meaning specified in Section 2.01(b).
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).
“Loan Documents” means this Agreement and the Notes.
“Margin Stock” shall have the meaning given such term under Regulation U issued by the Board of Governors of the Federal Reserve System.
“Majority Lenders” means, at any time, Lenders holding at least a majority of the sum of (a) the unused Term Loan Commitments, US Revolving Commitments and Canadian Commitments, (b) the aggregate principal amount of outstanding Term Loans, US Revolving Advances and Canadian Advances and (c) the Available Amount of all outstanding Letters of Credit; provided that the unused Term Loan Commitment, unused US Revolving Commitment and unused Canadian Commitment of, and the portion of the Term Loans, US Revolving Advances and Canadian Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Maturity Date” means, for each Bankers’ Acceptance or BA Equivalent Note comprising part of the same Drawing, the date on which the Face Amount for such Bankers’ Acceptance or BA Equivalent Note, as the case may be, becomes due and payable in accordance with the provisions set forth below, which shall be a Canadian Business Day occurring no later than 180 days (or, subject to availability, such greater period not to exceed 364 days) after the date on which such Bankers’ Acceptance or BA Equivalent Note is created and purchased as part of any Drawing, as a Borrower may select upon notice received by the Administrative Agent not later than 11:00 A.M. (Toronto time) on a Canadian Business Day at least two Canadian Business Days prior to the date on which such Bankers’ Acceptance or BA Equivalent Note is to be purchased (whether as a new Drawing or by renewal); provided, however, that:
(a)    such Borrower may not select any Maturity Date for any Bankers’ Acceptance or BA Equivalent Note that occurs after the then scheduled applicable Termination Date;
(b)    the Maturity Date for all Bankers’ Acceptances and BA Equivalent Notes comprising part of the same Drawing shall occur on the same date; and
(c)    whenever the Maturity Date for any Bankers’ Acceptance or BA Equivalent Note would otherwise occur on a day other than a Canadian Business Day, such Maturity Date shall be extended to occur on the next succeeding Canadian Business Day.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the preceding five plan years, made or accrued an obligation to make contributions, provided, in each case, that such plan is being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and for at least one Person that is not an employee of the Company or any ERISA Affiliate or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event that such plan has been or were to be terminated.
“Net Cash Proceeds” means, as applicable, with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by the Company or any of its Subsidiaries therefrom (including any cash, cash equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (a) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result thereof (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect thereof, the amount of such excess shall constitute Net Cash Proceeds), (b) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (c) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of or subject to such event, which Indebtedness is required to be repaid in connection with such transaction or event, (d) in the case of any Asset Disposition or Insurance and Condemnation Event by a non-Wholly Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (d)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Subsidiary as a result thereof and (e) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve against any liabilities associated with such Asset Disposition or Insurance and Condemnation Event and retained by the Company or any Subsidiary, as the case may be, after such Asset Disposition or Insurance and Condemnation Event (it being understood that “Net Cash Proceeds” shall include any cash or cash equivalents upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in preceding clause (e) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Asset Disposition or Insurance and Condemnation Event, the amount of such reserve (except to the extent required in accordance with GAAP)).
“Non-BA Lender” means a Canadian Lender which is not permitted by applicable law or by customary market practices to stamp, for purposes of subsequent sale, or accept, a Bankers’ Acceptance.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment or other modification that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Majority Lenders.
“Non-Defaulting Lender” means, at any time, each US Revolving Lender or Term Loan Lender that is not a Defaulting Lender at such time.
“Note” means a Revolving Note, Bid Note or Term Loan Note.
“Notice of Bid Borrowing” has the meaning specified in Section 2.02(c)(i)(A).
“Notice of Borrowing” has the meaning specified in Section 2.02(a)(i)(A).

“Notice of Issuance” has the meaning specified in Section 2.02(b)(i).
“Officer’s Certificate” means a certificate signed in the name of the Company by its President, one of its Vice Presidents, its Treasurer or its Controller.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).
“Participant” has the meaning assigned to such term in Section 9.03.
“Participant Register” has the meaning assigned to such term in Section 9.03.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Performance Level” means, as of any date of determination, the level set forth below as then applicable:

I	Consolidated Leverage Ratio is less than or equal to 0.75:1.00.

II	Consolidated Leverage Ratio is greater than 0.75:1.00 but less than or equal to 1.50:1.00.

III	Consolidated Leverage Ratio is greater than 1.50:1.00 but less than or equal to 2.50:1.00.

IV	Consolidated Leverage Ratio is greater than 2.50:1.00 but less than or equal to 3.00:1.00.

V	Consolidated Leverage Ratio is greater than 3.00:1.00.
For purposes of this definition, the Performance Level shall be (i) based on Performance Level III from the date hereof, until adjusted pursuant to clause (ii) below, and (ii) determined as at the end of each Reference Period ended as of the end of or after the first full fiscal quarter ending after the Closing Date based upon the calculation of the Consolidated Leverage Ratio for such Reference Period. The Applicable Margin and Commitment Fee Rate shall be adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 5.01(i)(iv).
“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f); and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single-Employer Plan or a Multiple Employer Plan.
“Post-Petition Interest” has the meaning specified in Section 7.05(b).
“Pro Rata Share” of any amount means, with respect to any US Revolving Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s US Revolving Commitment at such time (or, if the US Revolving Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender’s US Revolving Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all US Revolving Commitments at such time (or, if the US Revolving Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the aggregate amount of all US Revolving Commitments as in effect immediately prior to such termination).
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Reference Banks” means Wells Fargo.
“Reference Period” means any period of four consecutive fiscal quarters of the Company.

“Register” has the meaning specified in Section 9.02(d).
“Regulation FD” has the meaning specified in Section 10.12.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors of such Person and of such Person’s Affiliates.
“Revolving Advance” means a US Revolving Advance or a Canadian Advance.
“Revolving Borrowing” means a US Revolving Borrowing or a Canadian Borrowing.
“Revolving Note” means a promissory note of a Borrower payable to any Lender and its registered assigns, in substantially the form of Exhibit A-1-A or Exhibit A-1-B hereto, as applicable, evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from the Revolving Advances made to such Borrower by such Lender.
“Sanctions” has the meaning specified in Section 4.01(k).
“Schedule I Lenders” shall mean, at any time, the Canadian Lenders that are listed in Schedule I to the Bank Act (Canada) at such time.
“Schedule I Reference Lenders” means, where there are three or fewer Schedule I Lenders, all such Lenders, and where there are more than three such Lenders, three of such Lenders chosen by the Administrative Agent and identified by written notice to the Borrowers.
“Schedule II/III Lenders” shall mean, at any time, the Canadian Lenders that are listed in Schedule II or Schedule III to the Bank Act (Canada) at such time.
“Significant Subsidiary” means each Subsidiary, but excludes any Subsidiary the US Dollar value (or equivalent thereof) of whose assets is less than 5% of the total assets of the Company and the Subsidiaries, on a consolidated basis.
“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained by the Company or any ERISA Affiliate solely for employees of the Company or any ERISA Affiliate or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event that such plan has been or were to be terminated.
“Stamping Fee” means, with respect to each Bankers’ Acceptance and BA Equivalent Note, an amount equal to (a) the Applicable Margin, as in effect on the date of the Drawing or renewal, as the case may be, of such Bankers’ Acceptance or BA Equivalent Note multiplied by (b) the Face Amount of such Bankers’ Acceptance or BA Equivalent Note, calculated on the basis of the term to maturity of such Bankers’ Acceptance or BA Equivalent Note and a year of 365 days.
“Subordinated Obligations” has the meaning specified in Section 7.05.
“Subsidiary” means, as at any particular time, any Person controlled by the Company the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were to be prepared at such time in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Tax-Exempt Financing” means a transaction with a governmental unit or instrumentality which involves (i) the issuance by such governmental unit or instrumentality to Persons other than the Company or a Subsidiary of bonds or other obligations on which the interest is exempt from Federal income taxes under Section 103 of the Internal Revenue Code and the proceeds of which are applied to finance or refinance the cost of acquisition of equipment or facilities of the Company or any of its subsidiaries, and (ii) participation in the transaction by the Company or a Subsidiary in any manner permitted by this Agreement.
“Term Loan Borrowing” means a borrowing consisting of Term Loans of the same Type (and, in the case of a borrowing consisting of Eurodollar Rate Advances, having the same Interest Period) made by the Term Loan Lenders.
“Term Loan Commitment” means an Initial Term Loan Commitment or an Incremental Term Loan Commitment.
“Term Loan Lender” means any Person listed on the signature pages hereof (or any written amendment, supplement or other modification hereto) as a Term Loan Lender or an Eligible Assignee thereof.
“Term Loan Note” means a promissory note of the Company payable to any Term Loan Lender and its registered assigns, in substantially the form of Exhibit A-3 hereto, evidencing the portion of the Term Loans made to the Company by such Term Loan Lender.
“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans (and “Term Loan” means any of such Term Loans) and refers to a Base Rate Advance or a Eurodollar Advance (each of which shall be a “Type” of Term Loan).
“Termination Date” means (a) with respect to the US Revolving Commitments, the Canadian Commitments and the Letter of Credit Commitments, (i) June 24, 2019 or (ii) any date to which the Termination Date shall have been extended pursuant to Section 2.04(b); or in each case of (i) and (ii), the earlier date on which the termination in whole of the Commitments occurs pursuant to Section 2.04(a) or 6.01, (b) with respect to the Initial Term Loan, (i) June 24, 2019, or (ii) any date to which the Termination Date shall have been extended pursuant to Section 2.04(b); or in each case of (i) and (ii), the earlier date on which the Initial Term Loans have been accelerated pursuant to Section 6.01, and (c) with respect to any Incremental Term Loans, (i) the date determined by the applicable Term Loan Lenders pursuant to Section 2.04(d) or (ii) any date to which the Termination Date shall have been extended pursuant to Section 2.04(b); or in each case of (i) and (ii), the earlier date on which the Initial Term Loans have been accelerated pursuant to Section 6.01.
“Type” shall have the meaning given such term in the definitions of Term Loan, US Revolving Advance and Canadian Advance.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“United States” or “U.S.” means the United States of America.
“Unused Canadian Commitment” means, with respect to any Canadian Lender at any time, (a) such Lender’s Canadian Commitment at such time minus (b) the sum of (i) the aggregate principal amount of Canadian Advances (other than BA Advances) made by such Canadian Lender and outstanding at such time and (ii) the aggregate Face Amount of all Bankers’ Acceptances and BA Equivalent Notes accepted, purchased, maintained or otherwise made by such Canadian Lender and outstanding at such time.
“Unused US Revolving Commitment” means, with respect to each US Revolving Lender at any time, (a) such US Revolving Lender’s US Revolving Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all US Revolving Advances made by such US Revolving Lender (in its capacity as a US Revolving Lender) and outstanding at such time, plus (ii) such US Revolving Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Revolving Advances made by an Issuing Bank pursuant to Section 2.02(b)(iii) that have not been ratably funded by such US Revolving Lender and outstanding at such time.
“USD Canadian Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:
(a)    The rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate charged for loans made in US Dollars to Canadian borrowers in Canada; or
(b)    The sum (adjusted to the nearest 1/100 of one percent or, if there is no nearest 1/100 of one percent, to the next higher 1/100 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the Federal Funds Rate.
Each change in such prime rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as such prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its Canadian customers or other banks.
“US Dollars” and the “US$” sign each means lawful currency of the United States.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“US Revolving Advance” means an advance (other than a Bid Advance) by a US Revolving Lender to the Company pursuant to Section 2.02(a) or (b)(iii), and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of US Revolving Advance).

“US Revolving Borrowing” means a borrowing consisting of simultaneous US Revolving Advances of the same Type (and, in the case of a borrowing consisting of Eurodollar Rate Advances, having the same Interest Period) made by the US Revolving Lenders.
“US Revolving Commitment” means, with respect to any US Revolving Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “US Revolving Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Lender’s “US Revolving Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to Section 2.04. The aggregate US Revolving Commitments of all the US Revolving Lenders as of the Closing Date shall be US$215,000,000.
“US Revolving Commitment Increase” has the meaning specified in Section 2.04(d)(i).
“US Revolving Credit Facility” means the revolving credit facility to the Company in US Dollars established pursuant to Section 2.01(a)(i) (including any increase in such revolving credit facility established pursuant to Section 2.04(d)).
“US Revolving Lender” means any Person listed on the signature pages hereof (or any written amendment, supplement or other modification hereto) as a US Revolving Lender or an Eligible Assignee thereof.
“US Tax Compliance Certificate” has the meaning assigned thereto in Section 2.14(g).
“US Usage” means, at any time, the sum of the aggregate principal amount of the US Revolving Advances and the Bid Advances then outstanding plus the Available Amount of the outstanding Letters of Credit.
“Voting Rights” means, as to any corporation or any other entity, ordinary voting power (whether associated with outstanding common stock or outstanding preferred stock, or both, or other outstanding equity interests, as applicable) to elect members of the Board of Directors of such corporation or other entity (irrespective of whether or not at the time capital stock of any class or classes of such corporation or entity shall or might have voting power or additional voting power upon the occurrence of any contingency).
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wholly Owned” means, with respect to any corporation or other entity, a corporation or other entity of which 100% of the Voting Rights (other than Voting Rights represented by directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) are at the time directly or indirectly owned by the Company, by the Company and one or more other Wholly Owned Subsidiaries, or by one or more other Wholly Owned Subsidiaries.
“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrowers and the Administrative Agent.

Section 1.02    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document or the context otherwise requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
Section 1.03    Computation of Time Periods. (a) In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
(b)    In this Agreement and the other Loan Documents each reference to a year shall be a reference to the twelve consecutive months beginning January 1 in such year and ending December 31 in such year and each reference to a quarter shall be a reference to one of the three consecutive month periods beginning January 1, April 1, July 1 or October 1, in each year.
Section 1.04    Accounting Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. “GAAP” shall mean generally accepted accounting principles as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP, or in the application thereof, on the operation of such provision (or if the Administrative Agent notifies the Company that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP, or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with Section 10.01.
(b)    Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of “Capital Lease Obligations”, in the event of an accounting change requiring leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute capital leases on the date hereof shall be considered capital leases and all calculations hereunder shall be made accordingly.
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

Section 2.01    The Revolving Advances, Letters of Credit and Initial Term Loans. (a) Revolving Advances. (i) Each US Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make US Revolving Advances in US Dollars to the Company from time to time on any Business Day during the period from the date hereof until the applicable Termination Date in an aggregate amount not to exceed such Lender’s Unused US Revolving Commitment; provided that, following the making of such US Revolving Advance, the US Usage shall not exceed the aggregate amount of the US Revolving Commitments of the US Revolving Lenders. Each US Revolving Borrowing shall be in an aggregate amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the US Revolving Lenders ratably according to their respective US Revolving Commitments. Within the limits of each US Revolving Lender’s US Revolving Commitment, the Company may borrow, repay pursuant to Section 2.05, prepay pursuant to Section 2.09(b), and reborrow, prior to the applicable Termination Date, under this Section 2.01(a)(i).
(ii)    Each Canadian Lender severally agrees, on the terms and conditions hereinafter set forth, to make Canadian Advances in either US Dollars or Canadian Dollars to the Canadian Borrower and/or the Company from time to time on any Business Day during the period from the date hereof until the applicable Termination Date in an aggregate amount not to exceed such Canadian Lender’s Unused Canadian Commitment. Each Canadian Borrowing shall be in an aggregate amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Canadian Lenders ratably according to their respective Canadian Commitments. Within the limits of each Canadian Lender’s Canadian Commitment, the Canadian Borrower and the Company may borrow, repay pursuant to Section 2.05, prepay pursuant to Section 2.09 and reborrow, prior to the applicable Termination Date, under this Section 2.01(a)(ii).
(b)    Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each a “Letter of Credit”) denominated in US Dollars for the account of the Company from time to time on any Business Day during the period from the date hereof until 30 days before the applicable Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by such Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the aggregate Unused US Revolving Commitments of the US Revolving Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal, but excluding “evergreen” renewal provisions that permit the applicable Issuing Bank to decline to renew) later than five Business Days before the applicable Termination Date. Within the limits referred to above, the Company may request the issuance of Letters of Credit under this Section 2.01(b), repay any Revolving Advances resulting from drawings thereunder pursuant to Section 2.05 or prepay pursuant to Section 2.09(b) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of this Agreement, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.
(c)    The Bankers’ Acceptances. Each Canadian Lender severally agrees on the terms and conditions hereinafter set forth, in the case of each BA Lender, to accept Drafts (each such Draft so accepted, a “Bankers’ Acceptance”) for the account of the Canadian Borrower, and to purchase such Bankers’ Acceptances and in the case of Non-BA Lenders to make BA Equivalent Notes, from time to time on any Canadian Business Day during the period from the date hereof until the applicable Termination Date; provided, that the Face Amount of any Bankers’ Acceptance and of any BA Equivalent Note shall not exceed the Unused Canadian Commitment of such Canadian Lender. Each Drawing shall consist of the creation and purchase of Bankers’ Acceptances and the making of BA Equivalent Notes at or about the same time by the Canadian Lenders ratably in accordance with their respective Canadian Commitments. Within the limits of each Canadian Lender’s Canadian Commitment and within the limits referred to above in this Section 2.01(c), the Canadian Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.16(j) and reborrow under this Section 2.01(c).

(d)    Initial Term Loans. Each Term Loan Lender with an Initial Term Loan Commitment severally agrees, on the terms and conditions hereinafter set forth, to make Initial Term Loans in US Dollars to the Company in a principal amount requested by the Company not to exceed such Term Loan Lender’s Initial Term Loan Commitment.  The Initial Term Loans shall be available in a single draw as requested by the Company during the period beginning on the Closing Date and ending on the date that is sixty (60) days after the Closing Date (the “Initial Term Loan Commitment Termination Date”).  Each Term Loan Lender’s unfunded Initial Term Loan Commitment shall terminate automatically at 5:00 P.M. (New York City time) on the Initial Term Loan Commitment Termination Date.
Section 2.02    Making the Advances. (a) Making the Term Loans and Revolving Advances. (i) (A) Each Term Loan Borrowing and each Revolving Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time), (w) in the case of Eurodollar Rate Advances, on the third Business Day prior to the date of the proposed Revolving Borrowing, (x) in the case of Base Rate Advances, on the day of the proposed Revolving Borrowing, (y) in the case of Canadian Prime Rate Advances, on the Business Day prior to the date of the proposed Revolving Borrowing, or (z) in the case of BA Advances, in accordance with Section 2.16, by the applicable Borrower to the Administrative Agent, which shall give to each appropriate Lender prompt notice thereof by telecopier. Each such notice of a Term Loan Borrowing or Revolving Borrowing (as applicable, a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (I) date of such Term Loan Borrowing or Revolving Borrowing, (II) Type of Advances comprising such Term Loan Borrowing or Revolving Borrowing, (III) aggregate amount of such Term Loan Borrowing or Revolving Borrowing, (IV) in the case of a Eurodollar Rate Advance, Interest Period for each such Term Loan or Revolving Advance and (V) in the case of a Canadian Advance, the applicable Borrower and the currency in which such Canadian Advance is to be made. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Term Loan Borrowing or Revolving Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Term Loan Borrowing or Revolving Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent, as applicable, will make such funds available to the applicable Borrower at the Administrative Agent’s address set forth on Schedule 10.02.
(B)    The failure of any Lender to make the Term Loan or Revolving Advance to be made by it as part of any Term Loan Borrowing or Revolving Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan or Revolving Advance on the date of such Term Loan Borrowing or Revolving Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan or Revolving Advance to be made by such other Lender on the date of any Term Loan Borrowing or Revolving Borrowing.
(C)    Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with, Section 2.04(d).
(ii)    Anything in subsection (i) above to the contrary notwithstanding,
(A)    if any Lender shall, at least one Business Day before the date of any requested Term Loan Borrowing or Revolving Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent (with a copy to the applicable Borrower) that the introduction of or any change in or in the interpretation of any law or regulation by any court, authority or agency, or any other governmental, judicial or regulatory body, makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the right of such Borrower to select Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing or any subsequent Term Loan Borrowing or Revolving Borrowing, with respect to such Lender (only), shall be suspended until such Lender shall notify the Administrative Agent (with a copy to the applicable Borrower) that the circumstances causing such suspension no longer exist or such Lender shall cease to be a party hereto, and each Term Loan or Revolving Advance comprising such Term Loan Borrowing or Revolving Borrowing shall, with respect to such Lender (only), be a Base Rate Advance of an equivalent amount and for an approximately equivalent term, provided that if all the Lenders so notify the Administrative Agent, the Administrative Agent shall so notify the applicable Borrower and the Notice of Borrowing in respect of such requested Term Loan Borrowing or Revolving Borrowing shall be automatically revoked. Each Lender giving a notice under this subclause (A) shall, promptly after giving such notice, provide the Company (with a copy to the Administrative Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension;
(B)    in the event that it is necessary to determine the Eurodollar Rate with reference to the Reference Banks, and if none of the Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Term Loan Borrowing or Revolving Borrowing, the right of the Borrowers to select Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing or any subsequent Term Loan Borrowing or Revolving Borrowing shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Term Loan Borrowing or Revolving Borrowing shall be a Eurodollar Rate Advance, if available (or, if not available or the applicable Borrower so notifies the Lenders, a Base Rate Advance); and
(C)    if Term Loan Lenders or US Revolving Lenders having more than 50% of the Term Loan Commitments or US Revolving Commitments, as applicable, shall, at least one Business Day before the date of any requested Term Loan Borrowing or Revolving Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent (with a copy to the applicable Borrower) that the Eurodollar Rate for Eurodollar Rate Advances comprising such Term Loan Borrowing or Revolving Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing, the Notice of Borrowing given in respect of such requested Term Loan Borrowing or Revolving Borrowing shall be automatically revoked and the right of the Borrowers to select Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing or any subsequent Term Loan Borrowing or Revolving Borrowing shall be suspended until such Lenders shall notify the Administrative Agent (with a copy to the applicable Borrower) and the other Lenders that the circumstances causing such suspension no longer exist. The Lenders giving a notice under this subclause (C) shall, promptly after giving such notice, provide the Company (with a copy to the Administrative Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension.
(D)    Anything in subsection (i) above to the contrary notwithstanding, (1) the Borrowers may not select Eurodollar Rate Advances for any Term Loan Borrowing or Revolving Borrowing if the aggregate amount of such Term Loan Borrowing or Revolving Borrowing is less than the Borrowing Minimum and (2) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Revolving Borrowings.

(iii)    Each Notice of Borrowing (subject to (ii)(A) and (ii)(C) above) shall be irrevocable and binding on the Borrower giving such notice. In the case of any Term Loan Borrowing or Revolving Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Term Loan Borrowing or Revolving Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Term Loan Borrowing or Revolving Borrowing when such Advance, as a result of such failure, is not made on such date. Each Lender claiming indemnity for any such loss, cost or expense under this clause (iii) shall provide, at the time of making such claim, the applicable Borrower (with a copy to the Administrative Agent) with reasonable details, including the basis for the calculation thereof, of such loss, cost or expense, provided that, in the absence of manifest error, the amount of such claims so notified shall be conclusive and binding upon such Borrower.
(iv)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Term Loan Borrowing or Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Term Loan Borrowing or Revolving Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Term Loan Borrowing or Revolving Borrowing in accordance with subsection (i) of this Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each date from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of a Borrower, the Base Rate and (ii) in the case of such Lender, (1) in the case of Advances denominated in US Dollars, the Federal Funds Rate and (2) in the case of Advances denominated in Canadian Dollars, the Canadian Interbank Rate. If the applicable Borrower shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Term Loan Borrowing or Revolving Borrowing for purposes of this Agreement. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Issuance of and Drawings and Reimbursement Under Letters of Credit.
(i)    Request for Issuance. (A) Each Letter of Credit shall be issued or amended, as the case may be, upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or such shorter notice period as may be agreed by the applicable Issuing Bank), by the Company to any Issuing Bank, which shall give the Administrative Agent prompt written notice thereof. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone (or as otherwise agreed between the Company and the applicable Issuing Bank), confirmed immediately in writing, specifying therein the requested (I) date of such issuance (which shall be a Business Day), (II) Available Amount of such Letter of Credit, (III) expiration date of such Letter of Credit, (IV) name and address of the beneficiary of such Letter of Credit, (V) form of such Letter of Credit, (VI) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (VII) the purpose and nature of the requested Letter of Credit and (VIII) such other matters as the applicable Issuing Bank may require and shall be accompanied by such application and agreement for letter of credit (if any) and other documents related to such Letter of Credit as such Issuing Bank may reasonably specify to the Company for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its reasonable discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III and provided such Issuing Bank has not received written notice from any U.S. Revolving Lender by at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit notifying such Issuing Bank that one or more applicable conditions contained in Article III shall not then be satisfied, enter into the applicable amendment or issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices or as otherwise agreed with the Company in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
(ii)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the US Revolving Lenders, each Issuing Bank hereby grants to each US Revolving Lender, and each US Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate Available Amount of such Letter of Credit. The Company hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each US Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each drawing made under a Letter of Credit funded by the Issuing Bank and not reimbursed by the Company on the date made, or of any reimbursement payment required to be refunded to the Company for any reason. Each US Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, or reduction or termination of the US Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each US Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of such Letter of Credit at each time such Lender’s US Revolving Commitment is amended pursuant to Section 2.04, pursuant to an assignment in accordance with Section 9.02 or otherwise pursuant to this Agreement.
(iii)    Drawing and Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Company and the Administrative Agent thereof. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a US Revolving Advance, which shall be a Base Rate Advance, in the amount of such draft. The Administrative Agent shall promptly notify each US Revolving Lender of such notice, and each US Revolving Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of such outstanding US Revolving Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such US Revolving Advance to be funded by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. Each US Revolving Lender agrees to fund its Pro Rata Share of an outstanding US Revolving Advance made by an Issuing

Bank as a result of a drawing under the Letter of Credit on (A) the Business Day on which demand therefor is made by the Issuing Bank, provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day, or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any US Revolving Lender shall not have so made the amount of such US Revolving Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the applicable Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a US Revolving Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the US Revolving Advance made by the applicable Issuing Bank shall be reduced by such amount on such Business Day. The applicable Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(iv)    Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by it during the previous week and drawings during such week under all Letters of Credit issued by it and (B) to the Administrative Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it.
(v)    Failure to Make Revolving Advances. The failure of any US Revolving Lender to make the US Revolving Advance to be made by it on the date specified in Section 2.02(b)(iii) shall not relieve any other US Revolving Lender of its obligation hereunder to make its US Revolving Advance on such date, but no US Revolving Lender shall be responsible for the failure of any other US Revolving Lender to make the US Revolving Advance to be made by such other US Revolving Lender on such date.
(c)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Company for, and such Issuing Bank’s rights and remedies against the Company shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(d)    Making the Bid Advances.
(i)    Each US Revolving Lender severally agrees that the Company may make Bid Borrowings denominated in US Dollars under this Section 2.02(c) from time to time on any Business Day during the period from the date hereof until the date occurring one day prior to the applicable Termination Date in the manner set forth below; provided that, following the making of each Bid Borrowing, the US Usage shall not exceed the aggregate amount of the US Revolving Commitments of the US Revolving Lenders.
(A)    The Company may request a Bid Borrowing under this Section 2.02(c) by delivering to the Administrative Agent, by telephone, confirmed immediately in writing, a notice of a Bid Borrowing (a “Notice of Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying (I) the date and aggregate amount of the proposed Bid Borrowing, (II) the type of interest rate applicable to such Bid Borrowing (which shall be a margin above or below the Eurodollar Rate or a fixed rate), (III) the interest period or periods applicable to such Bid Borrowing (which shall be from 14 days up to 12 months in the case of Eurodollar Rate related Bid Borrowings and from 7 days up to 365 days in the case of fixed rate Bid Borrowings), (IV) the maturity date for repayment of each Bid Advance to be made as part of such Bid Borrowing (which maturity date may not be later than the applicable Termination Date), (V) the interest payment date or dates relating thereto, (VI) the time after which the offer of any US Revolving Lender bidding for such Bid Borrowing cannot be accepted by the Company (which shall not be later than 10:30 A.M., New York City time, on the date of the proposed Bid Borrowing in the case of a fixed rate Bid Borrowing and on the third Business Day prior to the date of the proposed Bid Borrowing in the case of a Eurodollar Rate Bid Borrowing), and (VII) any other terms to be applicable to such Bid Borrowing, not later than 9:00 A.M. (New York City time) (x) at least one Business Day prior to the proposed Bid Borrowing if the Company shall specify in the Notice of Bid Borrowing that the rates of interest to be offered by US Revolving Lenders shall be fixed rates and (y) at least three Business Days prior to the proposed Bid Borrowing, if the Company shall instead specify in the Notice of Bid Borrowing that the rates to be offered by the US Revolving Lenders shall be a margin above or below the Eurodollar Rate. The Administrative Agent shall in turn notify each US Revolving Lender of each request for a Bid Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Bid Borrowing.
(B)    Each US Revolving Lender shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Advances to the Company as part of such proposed Bid Borrowing at a rate or rates of interest, with maturity date or dates, and with a maximum principal amount that may be accepted by the Company, each as specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Company) by telephone before 9:30 A.M. (New York City time), confirmed in writing before 10:30 A.M. (New York City time), (I) on the date of such proposed Bid Borrowing, if the Company shall have specified in the Notice of Bid Borrowing that the rates of interest to be offered by the US Revolving Lenders were to be fixed rates per annum and (II) on the second Business Day prior to the proposed Bid Borrowing, if the Company shall have instead specified in the Notice of Bid Borrowing that the rates of interest to be offered by the US Revolving Lenders were to be Eurodollar Rates, of the maximum amount of each Bid Advance which such Lender would be willing to make as part of such proposed Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.02(c)(i), exceed such Lender’s US Revolving Commitment), the rate or rates of interest and maturity date or dates therefor and such Lender’s Applicable Lending office with respect to such Bid Advance; provided that if the Administrative Agent in its capacity as a US Revolving Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other US Revolving Lenders. If any US

Revolving Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent by telephone, confirmed immediately in writing, before 9:30 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other US Revolving Lenders and such Lender shall not be obligated to, and shall not, make any Bid Advance as part of such Bid Borrowing; provided that the failure by any US Revolving Lender to give such notice shall not cause such Lender to be obligated to make any Bid Advance as part of such proposed Bid Borrowing.
(C)    The Company shall, in turn, not later than the time after which the Company cannot accept the bid of any US Revolving Lender, as specified by the Company in the Notice of Bid Borrowing delivered by it in respect of such proposed Bid Borrowing, (I) on the date of such proposed Bid Borrowing, if the Company shall have specified in the Notice of Bid Borrowing that the rates of interest to be offered by the US Revolving Lenders were to be fixed rates per annum and (II) on the third Business Day prior to the proposed Bid Borrowing, if the Company shall have instead specified in the Notice of Bid Borrowing that the rates of interest to be offered by the US Revolving Lenders were to be Eurodollar Rates, either,
(x)    cancel such Bid Borrowing by giving the Administrative Agent notice by telephone, confirmed immediately in writing, to that effect, or
(y)    accept one or more of the offers made by any US Revolving Lender or US Revolving Lenders pursuant to paragraph (B) above, in ascending order of the effective cost to the Company (and if two or more of such offers have an equal effective cost to the Company, the Company shall accept each such equal offer in the proportion that the amount of each such equal offer bears to the aggregate amount of all offers at such equal effective cost made by the US Revolving Lenders making such equal offers), provided that if the order referred to above would result in the acceptance of an offer by any US Revolving Lender in an aggregate amount of less than US$5,000,000, the Company shall accept such amounts as, in its discretion, it chooses to ensure that no offer of a US Revolving Lender is accepted for an aggregate amount of less than US$5,000,000; such acceptance shall be made by the Company giving notice by telephone, confirmed immediately in writing, to the Administrative Agent of the amount of each Bid Advance (which amount shall be equal to or less than the maximum amount notified to the Company by such Lender for such Bid Advance pursuant to paragraph (B) above) to be made by such Lender as part of such Bid Borrowing, and reject any remaining offers made by US Revolving Lenders pursuant to paragraph (B) above by giving the Administrative Agent notice to that effect.
(D)    If the Company notifies the Administrative Agent that such Bid Borrowing is cancelled pursuant to paragraph (C)(x) above, the Administrative Agent shall give prompt notice thereof to the US Revolving Lenders and such Bid Borrowing shall not be made.
(E)    If the Company accepts one or more of the offers made by any US Revolving Lender or US Revolving Lenders pursuant to paragraph (C)(y) above, the Administrative Agent shall in turn promptly notify by telephone, confirmed immediately in writing, (I) each US Revolving Lender that has made an offer as described in paragraph (B) above, of the date and aggregate amount of such Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (B) above have been accepted by the Company, (II) each US Revolving Lender that is to make a Bid Advance as part of such Bid Borrowing, of the amount of each Bid Advance to be made by such Lender as part of such Bid Borrowing, and (III) each US Revolving Lender that is to make a Bid Advance as part of such Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each US Revolving Lender that is to make a Bid Advance as part of such Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (I) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (III) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, such Lender’s portion of such Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Company at the Administrative Agent’s address set forth on Schedule 10.02. Promptly after each Bid Borrowing the Administrative Agent will notify each US Revolving Lender of the amount of the Bid Borrowing and the dates upon which such Bid Borrowing commenced and will terminate.
(F)    The Company shall indemnify each US Revolving Lender against any loss, cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified for such Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or maintained by such Lender to fund the Bid Advance to be made by such Lender as part of such Bid Borrowing when such Bid Advance, as a result of such failure, is not made on such date. Each US Revolving Lender claiming indemnity for such loss, cost or expense under this subclause (F) shall provide, at the time of making such claim, the Company (with a copy to the Administrative Agent) with reasonable details, including the basis for the calculation thereof, of such loss, cost or expense, provided that, in the absence of manifest error, the amount of such claim so notified shall be conclusive and binding upon the Company.
(G)    In the case of a proposed Bid Borrowing comprised of Eurodollar Rate related Bid Advances, the Administrative Agent shall, as soon as possible, notify the Company and the US Revolving Lenders of the applicable Eurodollar Rate.
(ii)    Each Bid Borrowing shall be in an aggregate amount not less than US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof and, following the making of such Bid Borrowing, shall not result in the limitations set forth in the proviso to the first sentence of Section 2.02(c)(i) being exceeded.
(iii)    Within the limits and on the conditions set forth in this Section 2.02(c), the Company may from time to time borrow under this Section 2.02(c), repay or prepay pursuant to subsection (v) below, and reborrow prior to the applicable Termination Date under this Section 2.02(c); provided, that a Bid Borrowing shall not be made within three Business Days of the date of any other Bid Borrowing.
(iv)    The Company shall repay to the Administrative Agent for the account of each US Revolving Lender which has made a Bid Advance on the maturity date of each Bid Advance (such maturity date being that specified by the Company for repayment of such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (i)(A) above and provided in the Bid Note evidencing such Bid Advance), the then unpaid principal amount of such Bid Advance. The Company shall have no right to prepay any principal amount of any Bid Advance unless, and then only on the terms, specified by the Company for such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (i)(A) above and provided in the Bid Note evidencing such Bid Advance (or with the consent of the US Revolving Lender holding such Bid Note).

(v)    The Company shall pay interest on the unpaid principal amount of each Bid Advance from the date of such Bid Advance to the date the principal amount of such Bid Advance is repaid in full, at the rate of interest for such Bid Advance specified by the US Revolving Lender making such Bid Advance in its notice with respect thereto delivered pursuant to subsection (i)(B) above, payable on the interest payment date or dates specified by the Company for such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (i)(A) above, as provided in the Bid Note evidencing such Bid Advance; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1 1/2% per annum above the Base Rate.
(vi)    The Indebtedness of the Company resulting from each Bid Advance made to the Company as part of a Bid Borrowing shall be evidenced by a separate Bid Note of the Company payable to the US Revolving Lender making such Bid Advance and its registered assigns.
Section 2.03    Fees.
(a)    Commitment Fee. Subject to Section 2.19(a)(iii)(A), the Company agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee on the average daily aggregate amount of the Lenders’ Unused US Revolving Commitments and Unused Canadian Commitments from the date hereof in the case of each Lender as of the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 10.01) and from the effective date specified in the Assignment and Assumption or Assumption Agreement pursuant to which any other Person became a Lender in the case of each other Lender until the applicable Termination Date at the Commitment Fee Rate, payable quarterly in arrears and on the applicable Termination Date.
(b)    Letter of Credit Fees.
(i)    The Company shall pay to the Administrative Agent for the account of each US Revolving Lender a commission on such Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances, payable quarterly in arrears and on the applicable Termination Date.
(ii)    The Company shall pay to each Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the daily Available Amount of each Letter of Credit issued by such Issuing Bank, payable quarterly in arrears, and shall pay such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Company and such Issuing Bank shall agree.

(c)    Administrative Agent’s Fees. The Company shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.
Section 2.04    Reduction, Increase and Extension of the Commitments/Incremental Term Loans/Substitution of Lenders.
(a)    Voluntary Commitment Reductions. The Company shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Term Loan Commitments, the Canadian Commitments or the US Revolving Commitments of the Lenders or the Letter of Credit Commitments of the Issuing Banks, provided that (i) each partial reduction shall be in the aggregate amount of US$10,000,000 (or, in the case of the Canadian Commitments, US$5,000,000) or an integral multiple of US$1,000,000 in excess thereof and (ii) (ii) any notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, the incurrence of other Indebtedness or the issuance of equity interests of the Company or any of its Subsidiaries, in which case such notice may be revoked by the Company (by notice to the Administrative Agent) if such condition is not satisfied.
(b)    Extension of Termination Date. Not later than the date 45 days prior to the applicable Termination Date then in effect, the Company may deliver to the Administrative Agent a notice requesting that the Commitments and Term Loans be extended to such date as the Company may specify in such notice (the “Extended Termination Date”), and the Administrative Agent shall promptly forward such notice to the Lenders. Within 10 days after its receipt of any such notice, each Lender shall notify the Administrative Agent of its willingness or unwillingness so to extend all of its Commitment(s) and Term Loans. Any Lender which shall fail so to notify the Administrative Agent within such period shall be deemed to have declined to extend its Commitment and Term Loans. In the event that Lenders having Commitments and outstanding Term Loans equal to 35% or more of the aggregate Commitments and Term Loans outstanding at such time shall be willing to extend their respective Commitments and Term Loans, the Administrative Agent shall so notify the Company and each Lender and the applicable Termination Date for each consenting Lender (including consenting Canadian Lenders) shall without further action be extended to the Extended Termination Date. In the event that any Lender shall be unwilling to extend its Commitment(s) and Term Loans, the Commitment(s) and Term Loans of such Lender will not be extended and the applicable Termination Date as to that Lender shall remain unchanged. The scheduled amortization payments of principal of any extended Term Loans occurring after the original applicable Termination Date shall be determined by the Term Loan Lenders that have agreed to such extension and the Company.  The Company may replace any Lender that has not agreed to extend its Commitments and Term Loans with an Assuming Lender pursuant to Section 2.04(c).  Notwithstanding the terms of Section 10.01, the Company and the Administrative Agent shall be entitled (with the consent of the extending Lenders, but without the consent of any other Lenders) to enter into any amendments to this Agreement that the Administrative Agent and the Company believe are necessary to appropriately reflect any extension pursuant to this Section 2.04(b).
(c)    Optional Termination and Substitution of Lenders. The Company may, upon not less than two Business Days prior notice to a Lender or Lenders, terminate in whole the Commitment(s) of such Lender or Lenders and arrange in respect of each terminated Lender for one or more banks or other financial institutions (“Assuming Lender or Lenders”), which may include one or more of the Lenders, but no Lender shall have any obligation, to assume a Commitment equal to or Commitments in aggregate amount equal to the amount of the Commitment of the terminated Lender, provided that no such termination shall be made unless, at such time, no event has occurred and is continuing which constitutes an Event of Default. Such termination shall be effective (i) with respect to each such terminated Lender’s Term Loan Commitment, Term Loans, US Revolving Commitment and Canadian Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than two Business Days after receipt of such notice or (ii) in the event that an Advance is outstanding from such terminated Lender which is to be paid in connection with such termination, on the last day of the then current Interest Period relating to such Advance. Such assumption shall be effective on the date specified in (i) or (ii) above, as the case may be, provided, however, that each Assuming Lender shall have delivered to the other Lenders, on or prior to such date, an agreement in form and substance satisfactory to the Company and the Administrative Agent (an “Assumption Agreement”) in substantially the form of Exhibit D hereto. The term “Lender” as used in this Agreement immediately following such assumption shall include an Assuming Lender. Notwithstanding the provisions of this Section 2.04(c), termination or substitution shall not be effective unless the Assuming Lender meets, at the time of substitution, the criteria set forth in this Agreement for an “Eligible Assignee.”
Upon the termination of a Lender’s Commitment(s) under this subsection 2.04(c), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any fees accrued to such Lender pursuant to the provisions of Section 2.03 with respect to the Commitment which is terminated, any amounts payable pursuant to the provisions of Section 10.04 and any other amounts payable to such Lender hereunder with respect to the Commitment which is terminated or Advances which are paid; and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged, and it shall be deemed to have relinquished its rights under this Agreement (other than any rights under Section 10.06).
(d)    US Revolving Commitment Increases and Incremental Term Loans.
(i)    The Company may at any time but in any event, unless the Administrative Agent otherwise agrees, not more than twice in any calendar year prior to the applicable Termination Date, by notice to the Administrative Agent, request (x) the establishment of one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make incremental term loans (each, an “Incremental Term Loan”) and/or (y) that the aggregate amount of the US Revolving Commitments be increased (each, a “US Revolving Commitment Increase” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”), to be effective as of, in the case of a US Revolving Commitment Increase, a date that is at least 90 days prior to the applicable scheduled Termination Date then in effect for the US Revolving Commitments or, in the case of an Incremental Term Loan Commitment, a date prior to the applicable scheduled Termination Date then in effect for the Initial Term Loans (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided that (A) the total aggregate principal amount for all such Incremental Loan Commitments incurred pursuant to this subsection 2.04(d) shall not exceed US$100,000,000, (B) no Event of Default, or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing on such Increase Date, (C) the non-pricing related terms and conditions of any Incremental Term Loan (taken as a whole) shall be no more restrictive to the Company than those applicable to the Initial Term Loan as set forth herein (taken as a whole) and (D) no Incremental Term Loan shall have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loan or a maturity date earlier than the current applicable Termination Date. Each Incremental Loan Commitment shall be a minimum amount of US$10,000,000 and in multiples of $1,000,000 in excess thereof.
(ii)    The Administrative Agent shall notify the applicable Lenders and such other Eligible Assignees as the Company may identify thereof promptly of a request by the Company for an Incremental Loan Commitment, which notice shall include (x) the proposed amount of such requested Incremental Loan Commitment and whether such Incremental Loan Commitment is an Incremental Term Loan Commitment or US Revolving Commitment Increase, (y) the proposed Increase Date and (z) the date by which Lenders or other Eligible Assignees wishing to participate in the Incremental Loan Commitment must commit to any increase in the amount of their respective Commitments, which date shall not be less than ten Business Days from the date of delivery of such notice to the Lenders or other Eligible

Assignees (the “Commitment Date”). Each such Lender that is willing to participate in such Incremental Loan Commitment (an “Incremental Lender”) and each such Eligible Assignee that agrees to participate in such Incremental Loan Commitment as an Assuming Lender, subject to Section 2.04(c), in its sole discretion, shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to participate in such Incremental Loan Commitment; provided that the minimum Commitment of each such Assuming Lender that becomes a party to this Agreement pursuant to this Section 2.04(d), shall be at least equal to US$5,000,000. If agreement is reached on or prior to the Commitment Date with any Incremental Lenders and Assuming Lenders as to an Incremental Loan Commitment (which may be less than but not greater than specified in the applicable notice from the Company), such agreement to be evidenced by a notice in reasonable detail from the Company to the Administrative Agent on or prior to the Commitment Date, such Assuming Lenders, if any, shall become Lenders hereunder as of the Increase Date and the Commitments of such Incremental Lenders and such Assuming Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided that:
(1)    the Administrative Agent shall have received (with copies for each Lender, including each such Assuming Lender) by no later than 10:00 A.M. (New York City time) on the Increase Date a copy, certified on the Increase Date by the Secretary, an Assistant Secretary or a comparable official of the Company, of the resolutions adopted by the Board of Directors of the Company authorizing such Incremental Loan Commitment;
(2)    each such Assuming Lender shall have delivered to the Administrative Agent, by no later than 10:00 A.M. (New York City time) on the Increase Date, an appropriate Assumption Agreement, duly executed by such Assuming Lender and the Company; and
(3)    each such Incremental Lender shall have delivered to the Administrative Agent by, no later than 10:00 A.M. (New York City time) on the Increase Date, (A) its existing Revolving Note or Term Loan Note (if applicable) and (B) confirmation in writing satisfactory to the Administrative Agent as to its amount of the Incremental Loan Commitment.
(iii)    In the event that the Administrative Agent shall have received notice from the Company as to its agreement to an Incremental Loan Commitment on or prior to the Commitment Date and each of the actions provided for in clauses (1) through (3) above shall have occurred prior to 10:00 A.M. (New York City time) on the Increase Date to the satisfaction of the Administrative Agent, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) and the Company of the occurrence of such Incremental Loan Commitment promptly and in any event no later than 1:00 P.M. (New York City time) on the Increase Date and shall record in the Register the relevant information with respect to each Incremental Lender and Assuming Lender.
(iv)    In the event that (A) the Administrative Agent shall not have received notice from the Company as to such agreement on or prior to the Commitment Date, (B) the Company shall, by notice to the Administrative Agent prior to the Increase Date, withdraw its proposal for an Incremental Loan Commitment or (C) any of the actions provided for above in clauses (ii)(1) through (ii)(3) above shall not have occurred by 10:00 A.M. (New York City time) on the Increase Date, such proposal by the Company shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (ii)(1) through (ii)(3) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

(v)    In the case of each US Revolving Commitment Increase, if (x) US Revolving Advances are outstanding under the US Revolving Commitments and (y) the applicable US Revolving Commitment Increase is not ratable among the US Revolving Lenders, each applicable Incremental Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Domestic Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the US Revolving Borrowings then outstanding (calculated based on its US Revolving Commitment as a percentage of the aggregate US Revolving Commitments after giving effect to the relevant US Revolving Commitment Increase) and, in the case of such Incremental Lender, an amount equal to the excess of (i) such Incremental Lender’s ratable portion of the US Revolving Borrowings then outstanding (calculated based on its US Revolving Commitment as a percentage of the aggregate US Revolving Commitments outstanding after giving effect to the relevant US Revolving Commitment Increase) over (ii) such Incremental Lender’s ratable portion of the US Revolving Borrowings then outstanding (calculated based on its US Revolving Commitment (without giving effect to the relevant US Revolving Commitment Increase) as a percentage of the aggregate US Revolving Commitments (without giving effect to the relevant US Revolving Commitment Increase). After the Administrative Agent’s receipt of such funds from each such Incremental Lender and each such Assuming Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other US Revolving Lenders for the account of their respective Domestic Lending Offices in an amount to each other US Revolving Lender such that the aggregate amount of the outstanding US Revolving Advances owing to each US Revolving Lender after giving effect to such distribution equals such US Revolving Lender’s ratable portion of the US Revolving Borrowings then outstanding (calculated based on its US Revolving Commitment as a percentage of the aggregate US Revolving Commitments outstanding after giving effect to the relevant US Revolving Commitment Increase).
Section 2.05    Repayment. (a) Revolving Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders the principal amount of each Revolving Advance owing by such Borrower on the applicable Termination Date.
(b)    Initial Term Loans. The Company shall repay to the Administrative Agent for the ratable account of the applicable Term Loan Lenders the aggregate outstanding principal amount of the Initial Term Loans in consecutive quarterly installments on the last Business Day of each of March, June, September and December based on the following schedule:

Year	Payment Date - Last Business Day of:	Percentage of the Initial Aggregate Principal Amount of the Initial Term Loans
2014	December	0.625%
2015	March	0.625%
	June	0.625%
	September	0.625%
	December	0.625%
2016	March	0.625%
	June	0.625%
	September	0.625%
	December	1.250%

2017	March	1.250%
	June	1.250%
	September	1.250%
	December	1.250%
2018	March	1.250%
	June	1.250%
	September	1.250%
	December	1.250%
2019	March	1.250%

If not sooner paid, the Initial Term Loans shall be paid in full, together with accrued interest thereon, on the applicable Termination Date.
(c)    Incremental Term Loans. The Company shall repay to the Administrative Agent for the ratable account of the applicable Term Loan Lenders the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.04(d).
(d)    Obligations Unconditional. The obligations of the Company under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Company thereof):
(i)    any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(iii)    the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(iv)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by an Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of the L/C Related Documents;
(vii)    any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Bank or its employees;
(viii)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(ix)    any payment made by the applicable Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(x)    any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(xi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable Issuing Bank. The Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid
Section 2.06    Interest. Each Borrower shall pay interest on the unpaid principal amount of each Revolving Advance and each Term Loan owing by it to each Lender from the date of such Revolving Advance or Term Loan until such principal amount shall be paid in full, at the following rates per annum:
(a)    Base Rate Advances. If such Revolving Advance or Term Loan is a Base Rate Advance, (i) in the case of the Company, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time, plus the Applicable Margin, payable in arrears on (A) the last day of each quarter and (B) the date such Base Rate Advance shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1 1/2% per annum above the Base Rate plus the Applicable Margin and (ii) in the case of the Canadian Borrower, a rate per annum equal at all times to the sum of the USD Canadian Base Rate in effect from time to time, plus the Applicable Margin, payable in arrears on (A) the last day of each quarter and (B) the date such Base Rate Advance shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1 1/2% per annum above the USD Canadian Base Rate plus the Applicable Margin.

(b)    Canadian Prime Rate Advances. If such Revolving Advance is a Canadian Prime Rate Advance, a rate per annum equal at all times to the sum of the Canadian Prime Rate in effect from time to time, plus the Applicable Margin, payable in arrears on (i) the last day of each quarter and (ii) the date such Canadian Prime Rate Advance shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1 1/2% per annum above the Canadian Prime Rate plus the Applicable Margin.
(c)    Eurodollar Rate Advances. If such Revolving Advance or Term Loan is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Revolving Advance or Term Loan to the sum of the Eurodollar Rate for such Interest Period, plus the Applicable Margin, payable in arrears on (A) if the Interest Period in respect of such Advance is less than or equal to three months, the last day of such Interest Period, or (B) if the Interest Period in respect of such Advance is greater than three months, the last day of each three-month period (beginning the first day of such Interest Period) occurring during that Interest Period, and also on the last day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1 1/2% per annum above the Base Rate in effect from time to time plus the Applicable Margin.
Section 2.07    Additional Interest on Eurodollar Rate Advances. Each Borrower shall pay to the Administrative Agent for the account of each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender made to such Borrower, from the date of such Revolving Advance or Term Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Revolving Advance or Term Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Revolving Advance or Term Loan. Such additional interest shall be determined by such Lender and notified to the applicable Borrower and the Administrative Agent. Each Lender notifying the applicable Borrower and the Administrative Agent of such additional interest shall provide the applicable Borrower (with a copy to the Administrative Agent), at the time of such notification, with reasonable details, including the basis for the calculation thereof, of such additional interest, provided that, in the absence of manifest error, the amount of such additional interest so notified shall be conclusive and binding upon such Borrower.
Section 2.08    Interest Rate Determination. (a) If the Eurodollar Rate cannot be determined by reference to the Reuters Screen LIBOR01 Page or any successor page (as provided in the definition of “Eurodollar Rate”), each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. Subject to Section 2.02(a)(ii)(B), if any of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Bank.
(b)    The Administrative Agent shall give prompt notice to the applicable Borrower and the applicable Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a), (b) or (c), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate or, in the case of Section 2.02(c), applicable Eurodollar Rate under Sections 2.02(c) or 2.06(c).

Section 2.09    Prepayments. (a) Optional Prepayments. The Borrowers shall have the right to prepay any principal amount of any Term Loans or Revolving Advances (i) upon same-day notice in the case of Base Rate Advances, (ii) upon at least one Business Days’ notice in the case of Canadian Prime Rate Advances, or (iii) upon at least two Business Days’ notice in the case of Eurodollar Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amounts of the Term Loans or the Revolving Advances comprising part of the same Term Loan Borrowing or Revolving Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and (ii) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 10.04(b). Each prepayment of Term Loans shall be applied to reduce in direct order of maturity (or as otherwise directed by the Company) the remaining scheduled principal installments of such Term Loans.
(b)    Mandatory Prepayments.
(i)    At any time the Company’s Consolidated Net Leverage Ratio (based on the most recently delivered Officer’s Certificate pursuant to Section 5.01(i)(iv)) is above 3.50 to 1.00, the Company shall make mandatory principal prepayments of the Term Loans in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Asset Disposition or (B) any payment to the Company or any Subsidiary thereof of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property (an “Insurance and Condemnation Event”) to the extent that the aggregate amount of the Net Cash Proceeds referred to in clauses (A) and (B) exceeds $50,000,000 during any fiscal year of the Company. Such prepayments shall be made within three (3) Business Days after the date of receipt of such Net Cash Proceeds by the Company or any of its Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.09(b)(i) to the extent that such Net Cash Proceeds (x) are reinvested in assets used or useful (including by making an Acquisition) in the business of the Company and its Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds, or if the Company or any of its Subsidiaries has entered into a binding contract to so reinvest such Net Cash Proceeds during such twelve (12) month period, to the extent such Net Cash Proceeds are so reinvested within six (6) months after the expiration of such twelve (12) month period; provided further that any portion of such Net Cash Proceeds not actually reinvested within the applicable period shall be used to prepay the Term Loans in accordance with this Section 2.09(b)(i) on or before the last day of such period; or (y) in the case of the Net Cash Proceeds of an Insurance and Condemnation Event, are used to reimburse the Company or any Subsidiary for any costs or expenses incurred in connection with the restoration or replacement of any property subject to such Insurance and Condemnation Event. Each prepayment of the Term Loans under this Section shall be applied ratably between the Initial Term Loans and any Incremental Term Loans to reduce in direct order of maturity (or as otherwise directed by the Company) the remaining scheduled principal installments of such Term Loans.
(ii)    On the date of any termination or reduction of US Revolving Commitments or Canadian Commitments pursuant to this Agreement, the applicable Borrower shall pay or prepay so much of the Advances as shall be necessary in order that the aggregate US Usage will not exceed the aggregate US Revolving Commitments and that the aggregate principal amount of Canadian Advances will not exceed the aggregate Canadian Commitments, in each case after giving effect to such termination or reduction.

(iii)    If, on any date, the Administrative Agent notifies the Borrowers that, on any interest payment date, the sum of (1) the aggregate principal amount of all Canadian Advances denominated in US Dollars plus (2) the Equivalent in US Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Canadian Prime Rate Advances plus the Equivalent in US Dollars (determined on the third Business Day prior to such interest payment date) of the sum of the Face Amount of all Bankers’ Acceptances and BA Equivalent Notes then outstanding exceeds 105% of the aggregate Canadian Commitments of the Canadian Lenders on such date, each Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, (x) prepay the outstanding principal amount of any Advances (other than BA Advances) owing by such Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Canadian Commitments of the Canadian Lenders on such date, and (y) to the extent necessary after the Borrowers have made all prepayments required pursuant to clause (x), the Canadian Borrower shall cash collateralize the outstanding Bankers’ Acceptances and BA Equivalent Notes in accordance with Section 2.16(n) in any aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Canadian Commitments of the Canadian Lenders on such date.
(iv)    If (A) the aggregate principal amount of all US Revolving Advances shall exceed the aggregate US Revolving Commitments, (B) the total principal amount of US Revolving Advances of any US Revolving Lender shall exceed such US Revolving Lender’s US Revolving Commitment or (C) the total Available Amount of all Letters of Credit issued by any individual Issuing Bank shall exceed such Issuing Bank’s Letter of Credit Commitment, the Company shall prepay such US Revolving Advances or cash collateralize such Letters of Credit in the amount of such excess.
(v)    Each prepayment made pursuant to this Section 2.09 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid. The Administrative Agent shall give prompt notice of any prepayment required under Section 2.09(b)(ii) or (iv) to the Borrowers and the Lenders.
Section 2.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirements reflected in the Eurodollar Rate Reserve Percentage) or any Issuing Bank; or
(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Excluded Taxes) affecting this Agreement, Eurodollar Rate Advances made by such Lender, any Letter of Credit or participation therein or the purchase, maintenance or acceptance of Bankers’ Acceptances or BA Equivalent Notes;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to increase the cost to such Lender, such Issuing Bank or any such other Recipient of purchasing, maintaining or accepting any Bankers’ Acceptance or BA Equivalent Note, or to reduce the amount of any sum received or receivable by such Lender, any Issuing Bank or other Recipient hereunder

(whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Bank or other Recipient, the applicable Borrower shall promptly pay to any such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, or the Bankers’ Acceptances or BA Equivalent Notes purchased, maintained or accepted by such Lender, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Bank the applicable Borrower shall promptly pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, an Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender, such Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender, any Issuing Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender, any Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender, such Issuing Bank or such other Recipient, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Bid Advances if the Change in Law which would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Notice of Bid Borrowing pursuant to which such Advance was made.

Section 2.11    Payments and Computations. (a) Each Borrower shall make each payment required to be made by it hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due to the Administrative Agent for the account of the applicable Lender, in the Administrative Agent’s Account, in US Dollars or Canadian Dollars, as applicable, in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.07, 2.10, 2.14 or 10.04(b)) to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.02, from and after the effective date specified in each Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest with respect to the Advances based on clause (a) of the definition of Base Rate or on the Canadian Prime Rate and of fees (other than the commitment fee) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of (i) interest with respect to the Bid Advances, (ii) interest with respect to the Term Loans or Revolving Advances based on clause (b) of the definition of Base Rate, the Eurodollar Rate or the Federal Funds Rate, (iii) letter of credit commissions, (iv) the commitment fee and (v) interest pursuant to Section 2.07 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fee or commission is payable. Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day or, in the case of payments in respect of Canadian Advances, other than a Canadian Business Day, such payment shall be made on the next succeeding Business Day or Canadian Business Day, as the case may be, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment, shall be made on the next preceding Business Day or Canadian Business Day, as the case may be.
(d)    Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the applicable Issuing Bank, as the case may be, on such due date an amount equal to the amount then due such Lender or such Issuing Bank, as the case may be. If and to the extent the applicable Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or the applicable Issuing Bank, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or such Issuing Bank, as the case may be, together with interest thereon, for each day from the date such amount is distributed to such Lender or such Issuing Bank, as the case may be, until the date such Lender or such Issuing Bank, as the case may be, repays such amount to the Administrative Agent, in the case of payments made in US Dollars at the Federal Funds Rate and in the case of payments made in Canadian Dollars, at the Canadian Interbank Rate.

(e)    For the purposes of the Interest Act (Canada) and disclosure under such act, whenever any interest or fees to be paid under this Agreement are to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.
(f)    Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement lawfully permitted by that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrowers, the Administrative Agent and the Lenders and the amount of such payment or collection shall be refunded to the applicable Borrower. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence of such rate.
Section 2.12    Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Advance or Term Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Advances or Term Loans. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Revolving Note or Term Loan Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Advances or Term Loans owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Note or Term Loan Note, as applicable, payable to such Lender and its registered assigns, in the case of the Company, in a principal amount up to the US Revolving Commitment or Term Loan Commitment, as applicable, of such Lender and in the case of the Canadian Borrower, in a principal amount up to the Canadian Commitment of such Lender.
(b)    The Register maintained by the Administrative Agent pursuant to Section 9.02 shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

Section 2.13    Sharing of Payments, Etc. (a) If any US Revolving Lender or Term Loan Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loans or US Revolving Advances owing by the Company to it (other than pursuant to Section 2.04(b), 2.04(c), 2.07, 2.10 or 2.14) in excess of its ratable share of payments on account of the Term Loans or Revolving Advances made to the Company obtained by all the Lenders, such Lender shall notify the Administrative Agent of such fact and forthwith purchase (for cash at face value) from the other Lenders such participations in the Term Loans or US Revolving Advances made to the Company owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Term Loan Lender or US Revolving Lender, such purchase from each Term Loan Lender or US Revolving Lender shall be rescinded and such Term Loan Lender or US Revolving Lender shall repay to the purchasing Term Loan Lender or US Revolving Lender the purchase price to the extent of such recovery together with an amount equal to such Term Loan Lender or US Revolving Lender’s ratable share (according to the proportion of (A) the amount of such Term Loan Lender or US Revolving Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Term Loan Lender or US Revolving Lender in respect of the total amount so recovered and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.19 or (z) any payment obtained by a Term Loan Lender or US Revolving Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or US Revolving Advances or participations and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their respective Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply). The Company agrees that any Term Loan Lender or US Revolving Lender so purchasing a participation from another Term Loan Lender or US Revolving Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Term Loan Lender or US Revolving Lender were the direct creditor of the Company in the amount of such participation.
(b)    If any Canadian Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Canadian Advances owing by any Borrower to it (other than pursuant to Section 2.04(b), 2.04(c), 2.07, 2.10 or 2.14) in excess of its ratable share of payments on account of the Revolving Advances made to such Borrower obtained by all the Lenders, such Canadian Lender shall notify the Administrative Agent of such fact and forthwith purchase (for cash at face value) from the other Canadian Lenders such participations in the Canadian Advances made to such Borrower owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Canadian Lender, such purchase from each Canadian Lender shall be rescinded and such Canadian Lender shall repay to the purchasing Canadian Lender the purchase price to the extent of such recovery together with an amount equal to such Canadian Lender’s ratable share (according to the proportion of (A) the amount of such Canadian Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Canadian Lender in respect of the total amount so recovered and (ii) the provisions of this paragraph shall not be construed to apply to (1) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (2) any payment obtained by a Canadian Lender as consideration for the assignment of or sale of a participation in any of its Canadian Advances or participations and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their respective Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply). Each Borrower agrees that any Canadian Lender so purchasing a participation from another Canadian Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Canadian Lender were the direct creditor of such Borrower in the amount of such participation.
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
Section 2.14    Taxes.
(a)    Issuing Bank. For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Company. The Company shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify, within ten (10) days after demand therefor, (i) the Administrative Agent, for any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) the Administrative Agent, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.03 relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Borrowers, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent (or, in the case of this clause (iii), the applicable Borrower) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent (or, in the case of clause (iii) above, by the Administrative Agent or the applicable Borrower) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan

Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. Within 30 days after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.14, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:
(A)    Any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.15    Interest Elections. (a) Each Term Loan Borrowing or Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurodollar Rate Advance, shall have an initial Interest Period as specified in such Notice of Borrowing, provided, that each US Revolving Advance made as a result of a drawing under a Letter of Credit shall be a Base Rate Advance unless and until each US Revolving Lender shall have acquired participations equal to such Lender’s Pro Rata Share of the amount drawn under such Letter of Credit pursuant to Section 2.02(b)(ii) (after which time the Company shall be entitled, pursuant to the immediately succeeding sentence, to convert any such Base Rate Advance to a Eurodollar Rate Advance). Thereafter, subject to the provisions of Section 2.16 with respect to Bankers’ Acceptances and BA Equivalent Notes, the applicable Borrower may elect to convert such Term Loan Borrowing or Revolving Borrowing to a different Type of Term Loan or Revolving Advance denominated in the same currency or to continue such Term Loan Borrowing or Revolving Borrowing and, in the case of a Eurodollar Rate Advance, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Term Loan Borrowing or Revolving Borrowing, in which case each such Term Loan Borrowing or Revolving Borrowing shall be allocated ratably among the Lenders having made the Advances comprising such Term Loan Borrowing or Revolving Borrowing, and the Advances comprising each such portion shall be considered a separate Term Loan Borrowing or Revolving Borrowing. This Section shall not apply to Bid Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.02 if such Borrower were requesting a Term Loan Borrowing or Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Term Loan Borrowing or Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Term Loan Borrowing or Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Term Loan Borrowing or Revolving Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    the Type of Advances comprising such Term Loan Borrowing or Revolving Borrowing; and
(iv)    in the case of a Eurodollar Rate Advance, the Interest Period for each such Advance.
If any such Interest Election Request requests a Eurodollar Rate Advance but does not specify an Interest Period, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    If a Borrower fails to deliver a timely Interest Election Request with respect to a Term Loan Borrowing or Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Term Loan Borrowing or Revolving Borrowing is repaid as provided herein, at the end of such Interest Period such Term Loan Borrowing or Revolving Borrowing shall be continued as or converted to a Base Rate Advance.
(e)    If, after the occurrence and during the continuance of any Event of Default, the Majority Lenders so direct, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to convert Advances into, Eurodollar Rate Advances shall be suspended.
Section 2.16    Drawings of Bankers’ Acceptances and BA Equivalent Notes. (a) Request for Drawing. Each Drawing shall be made on notice, given not later than 11:00 A.M. (New York City time) on a Canadian Business Day at least two Canadian Business Days prior to the date of the proposed Drawing, by the Canadian Borrower to the Administrative Agent, which shall give each Canadian Lender prompt notice thereof by telecopier. Each notice of a Drawing shall be in writing (including by telecopier), in substantially the form of Exhibit B-3 hereto, specifying therein the requested (i) date of such Drawing (which shall be a Canadian Business Day), (ii) aggregate Face Amount of such Drawing and (iii) initial Maturity Date for each Bankers’ Acceptance and BA Equivalent Note comprising part of such Drawing; provided, however, that, if the Administrative Agent determines in good faith (which determination shall be conclusive and binding upon the Canadian Borrower) that the Drafts to be accepted and purchased as part of any Drawing cannot, due solely to the requested aggregate Face Amount thereof, be accepted and/or purchased ratably by the Canadian Lenders in accordance with Section 2.01(c), then the aggregate Face Amount of such Drawing (or the Face Amount of Bankers’ Acceptances and BA Equivalent Notes to be created and purchased by any Canadian Lender) shall be reduced to such lesser amount as the Administrative Agent determines will permit such Drafts comprising part of such Drawing to be so accepted and purchased. The Administrative Agent agrees that it will, as promptly as practicable, notify the Canadian Borrower of the unavailability of Bankers’ Acceptances in accordance with Section 2.16(e). Each Draft in connection with any requested Drawing (A) shall be in a minimum amount of CN$1,000,000 or an integral multiple of CN$100,000 in excess thereof, and (B) shall be dated the date of the proposed Drawing. Each Canadian Lender that is a BA Lender shall, before 1:00 P.M. (Toronto time) on the date of each Drawing, complete one or more Drafts in accordance with the related Notice of Borrowing, accept such Drafts and purchase the Bankers’ Acceptances created thereby for the Drawing Purchase Price and shall, before 1:00 P.M. (Toronto time) on such date, make available for the account of its Applicable Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, the Drawing Purchase Price payable by such Canadian Lender for such Drawing less the Stamping Fee payable to such Canadian Lender with respect thereto under Section 2.16(b). Each Non-BA Lender shall, in lieu of accepting its proportionate amount of Bankers Acceptances forming part of a Drawing, make available the Canadian Borrower a loan (a “BA Equivalent Note”) in Canadian Dollars in an amount equal to the Drawing Purchase Price of the Bankers’ Acceptances that such Non-BA Lender would have been required to accept if it were a BA Lender. Each Non-BA Lender shall, before 1:00 P.M. (Toronto time) on the date of each Drawing, make available for the account of its Applicable Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, the amount of the BA Equivalent Note, less an amount equal to the Stamping Fee that would have been applicable to the BA Equivalent Note had it been a Bankers’ Acceptance. Upon the fulfillment of the applicable conditions set forth in Section 3.03, the Administrative Agent will make the funds it has received from the Canadian Lenders available to the Canadian Borrower requesting such Drawing at the Administrative Agent’s address set forth on Schedule 10.02.
(b)    Stamping Fees. The Canadian Borrower shall, on the date of each Drawing and on the date of each renewal of any outstanding Bankers’ Acceptances or BA Equivalent Notes, pay to the Administrative Agent, in Canadian Dollars, for the ratable account of the Canadian Lenders accepting Drafts and purchasing Bankers’ Acceptances or making BA Equivalent Notes, the Stamping Fee with respect to such Bankers’ Acceptances or corresponding BA Equivalent Notes. The Canadian Borrower irrevocably authorizes each such Canadian Lender to deduct the Stamping Fee payable with respect to each Bankers’ Acceptance or BA Equivalent Notes of such Canadian Lender from the Drawing Purchase Price payable by such Canadian Lender in respect of such Bankers’ Acceptance or BA Equivalent Notes in accordance with this Section 2.16 and to apply such amount so withheld to the payment of such Stamping Fee for the account of the Canadian Borrower and, to the extent such Stamping Fee is so withheld and legally permitted to be so applied, the Canadian Borrower’s obligations under the preceding sentence in respect of such Stamping Fee shall be satisfied.
(c)    Limitations on Drawings. Anything in Section 2.16(a) to the contrary notwithstanding, the Canadian Borrower may not select a Drawing if the obligation of the Canadian Lenders to purchase and accept Bankers’ Acceptances shall then be suspended pursuant to Section 2.16(e) or 2.16(o).
(d)    Binding Effect of Notices of Borrowing. Each Notice of Borrowing for a Drawing shall be irrevocable and binding on the Canadian Borrower. In the case of any proposed Drawing, the Canadian Borrower shall indemnify each Canadian Lender (absent any gross negligence by the Canadian Lender) against any loss, cost or expense incurred by such Canadian Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing for such Drawing the applicable conditions set forth in Section 3.03, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Canadian Lender to fund the Drawing Purchase Price (or in the case of Non-BA Lenders, the BA Equivalent Note) to be paid by such Canadian Lender as part of such Drawing when, as a result of such failure, such Drawing is not made on such date (but, in any event, excluding any loss of profit and the Stamping Fee applicable to such Drawing or Advance).

(e)    Circumstances Making Bankers’ Acceptances Unavailable. (i) If, with respect to any proposed Drawing, the Administrative Agent determines in good faith that circumstances affecting the money markets at the time any related Notice of Borrowing is delivered or is outstanding will result in there being no market for the Bankers’ Acceptances to be created in connection with such Drawing or an insufficient demand for such Bankers’ Acceptances to allow the Canadian Lenders creating such Bankers’ Acceptances to sell or trade the Bankers’ Acceptances to be created and purchased or discounted by them hereunder in connection with such Drawing, then, upon notice to the Canadian Borrower and the Canadian Lenders thereof, (A) the Notice of Borrowing with respect to such proposed Drawing shall be cancelled and the Drawing requested therein shall not be made and (B) the right of the Canadian Borrower to request a Drawing shall be suspended until the Administrative Agent shall notify the Canadian Borrower that the circumstances causing such suspension no longer exist. The Administrative Agent agrees that it will, as promptly as practicable, notify the Canadian Borrower of the unavailability of Bankers’ Acceptances.
(ii)    Upon the occurrence and during the continuance of any Default, the obligation of the Canadian Lenders to create and purchase Bankers’ Acceptances shall be suspended.
(iii)    If the Reuters Screen CDOR Page is not available for the timely determination of the BA Rate, and the BA Rate for any Bankers’ Acceptances or BA Equivalent Notes cannot otherwise be determined in a timely manner in accordance with the definition of “BA Rate”, the Administrative Agent shall forthwith notify the Canadian Borrower and the Canadian Lenders that such interest rate cannot be determined for such Bankers’ Acceptances and BA Equivalent Notes, and the obligation of the Canadian Lenders to make, or to renew, Bankers’ Acceptances and BA Equivalent Notes shall be suspended until the Administrative Agent shall notify the Canadian Borrower and the Canadian Lenders that the circumstances causing such suspension no longer exist.
(iv)    If Canadian Lenders having more than 50% of the Canadian Commitments shall, at least one (1) Canadian Business Day before the date of the applicable requested Drawing, notify the Administrative Agent (with a copy to the Canadian Borrower) that the BA Rate for Bankers' Acceptances or BA Equivalent Notes comprising such Drawing will not adequately reflect the discount rate which would be applicable to a sale of Bankers' Acceptances accepted by such Canadian Lenders which are BA Lenders in the market for the applicable term or the cost to such Canadian Lenders which are Non-BA Lenders of making or funding their respective BA Equivalent Notes comprising such Drawing, the Notice of Borrowing given in respect of such requested Drawing shall be cancelled and the Drawing requested therein shall not be made and the right of the Canadian Borrower to request a Drawing shall be suspended until such Canadian Lenders shall notify the Administrative Agent (with a copy to the Canadian Borrower) and the other Canadian Lenders that the circumstances causing such suspension no longer exist. The Canadian Lenders giving a notice under this subclause (iv) shall, promptly after giving such notice, provide the Canadian Borrower (with a copy to the Administrative Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension.
(f)    Assumptions of the Administrative Agent. Unless the Administrative Agent shall have received notice from a Canadian Lender prior to the date of any Drawing that such Canadian Lender will not make available to it such Canadian Lender’s ratable share of the proceeds of such Drawing, in accordance with Section 2.16(a), the Administrative Agent may assume that such Canadian Lender has made such ratable share available to it on the date of such Drawing in accordance with Section 2.16(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Canadian Borrower on such date a corresponding amount. If and to the extent that any such Canadian Lender shall not have so made such ratable share available to the Administrative Agent, such Canadian Lender and the Canadian Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Canadian Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Canadian Borrower, a rate per annum equal to the BA Rate used in calculating the Drawing Purchase Price with respect to such Drawing, and (ii) in the case of such Canadian Lender, the Canadian Interbank Rate. If such Canadian Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Canadian Lender’s ratable share of the proceeds of such Drawing for all purposes under this Agreement.
(g)    Presigned Draft Forms. To enable the Canadian Lenders which are BA Lenders to create Bankers’ Acceptances in accordance with Section 2.01(c) and this Section 2.16, the Canadian Borrower intending to make Drawings of Bankers’ Acceptances hereby appoints each BA Lender as its attorney to sign and endorse on its behalf (for the purpose of acceptance and purchase of Bankers’ Acceptances pursuant to this Agreement), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such BA Lender, blank forms of Bankers’ Acceptances. In this respect, it is each BA Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a BA Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each BA Lender is hereby authorized (for the purpose of acceptance and purchase of Bankers’ Acceptances pursuant to this Agreement) to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such BA Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such BA Lender. On request by the Canadian Borrower, a BA Lender shall cancel all forms of Bankers’ Acceptances which have been pre-signed or pre-endorsed by or on behalf of the Canadian Borrower and which are held by such BA Lender and have not yet been issued in accordance herewith. Each BA Lender further agrees to retain such records in the manner and/or the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such BA Lender. Each BA Lender shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each BA Lender agrees to provide such records to the Canadian Borrower at the Canadian Borrower’s expense upon request. Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or by its attorneys, including its attorneys appointed pursuant to this Section 2.16(g). Notwithstanding that any person whose signature appears on any Bankers’ Acceptance as a signatory for the Canadian Borrower may no longer be an authorized signatory for the Canadian Borrower at the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance, and any such Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.
(h)    Distribution of Bankers’ Acceptances. Bankers’ Acceptances purchased by a Canadian Lender in accordance with the terms of Section 2.01(c) and this Section 2.16 may, in such Canadian Lender’s sole discretion, be held by such Canadian Lender for its own account until the applicable Maturity Date or sold, rediscounted or otherwise disposed of by it at any time prior thereto in any relevant market therefor.
(i)    Failure to Fund in Respect of Drawings. The failure of any Canadian Lender to fund the Drawing Purchase Price to be funded by it as part of any Drawing or to make a BA Equivalent Note shall not relieve any other Canadian Lender of its obligation hereunder to fund its Drawing Purchase Price on the date of such Drawing or to make a BA Equivalent Note, but no Canadian Lender shall be responsible for the failure of any other Canadian Lender to fund the Drawing Purchase Price or make the BA Equivalent Note to be funded or made, as the case may be by such other Canadian Lender on the date of any Drawing.

(j)    Optional Renewal/Repayment of Bankers’ Acceptances. The Canadian Borrower shall give notice to the Administrative Agent not later than 11:00 A.M. (Toronto time) on a Business Day at least two Canadian Business Days prior to the Maturity Date of the Bankers’ Acceptances and BA Equivalent Notes comprising part of the same Drawing, and subject to the provisions of Section 2.12, specifying either that the Canadian Borrower intends to renew all or any portion of such Bankers’ Acceptances and BA Equivalent Notes or that the Canadian Borrower intends to repay such maturing Bankers’ Acceptances and BA Equivalent Notes. Failure by the Canadian Borrower to deliver such notice to the Administrative Agent in accordance with this Section 2.16(j) shall be deemed an election by the Canadian Borrower to repay such Bankers’ Acceptances and BA Equivalent Notes on the applicable Maturity Date.
(k)    Renewal of Bankers’ Acceptances. Subject to Section 2.16(j), the Canadian Borrower may elect to renew Bankers’ Acceptances and BA Equivalent Notes comprising part of the same Drawing, provided, however, that:
(i)    any renewal of Bankers’ Acceptances or BA Equivalent Notes shall be made only on the then existing Maturity Date for such Bankers’ Acceptances or BA Equivalent Notes;
(ii)    each renewal of Bankers’ Acceptances and BA Equivalent Notes comprising part of the same Drawing shall be made ratably among the Canadian Lenders holding such Bankers’ Acceptances and having made BA Equivalent Notes in accordance with the respective amount of such Bankers’ Acceptances so held and BA Equivalent Notes so made; and
(iii)    upon the occurrence and during the continuance of any Event of Default no renewal of any Bankers’ Acceptance or BA Equivalent Notes may be made.
Each such notice of renewal shall, within the restrictions set forth above, specify (A) the date of such renewal (which shall be the then existing Maturity Date of such Bankers’ Acceptances and BA Equivalent Notes and shall be a Canadian Business Day), (B) the Bankers’ Acceptances to be renewed, (C) if less than all of the Bankers’ Acceptances and BA Equivalent Notes comprising part of any Drawing are to be renewed, the aggregate Face Amount for such renewal and (D) the term to maturity of the renewed Bankers’ Acceptances and BA Equivalent Notes (which shall comply with the definition of “Maturity Date” in Section 1.01); provided, however, that, if the Administrative Agent determines in good faith (which determination shall be conclusive and binding upon the Canadian Borrower) that the Bankers’ Acceptances and BA Equivalent Notes cannot, due solely to the requested aggregate Face Amount thereof, be renewed ratably by the Canadian Lenders, the aggregate Face Amount of such renewal (or the Face Amount of Bankers’ Acceptances or BA Equivalent Notes to be created by any Canadian Lender) shall be reduced to such lesser amount as the Administrative Agent determines will permit such renewal to be so made. Each notice of renewal under this Section 2.16 shall be irrevocable and binding on the Canadian Borrower. Upon any renewal of Bankers’ Acceptances and BA Equivalent Notes comprising part of any Drawing in accordance with this Section 2.16(k), the Canadian Lenders that hold the Bankers’ Acceptances and that made BA Equivalent Notes to be renewed shall exchange such maturing Bankers’ Acceptances for new Bankers’ Acceptances and shall make new BA Equivalent Notes, containing the terms set forth in the applicable notice of renewal, and the Drawing Purchase Price payable for each such renewed Bankers’ Acceptance and the proceeds of the new BA Equivalent Note shall be applied, together with other funds, if necessary, available to the Canadian Borrower, to reimburse the Bankers’ Acceptances and BA Equivalent Notes otherwise maturing on such date. The Canadian Borrower hereby irrevocably authorizes and directs each Canadian Lender to apply the proceeds of each renewed Bankers’ Acceptance or BA Equivalent Note owing to it to the reimbursement, in accordance with this Section 2.16(k), of the Bankers’ Acceptances or BA Equivalent Notes owing to such Canadian Lender and maturing on such date.

(l)    Repayment of Bankers’ Acceptances. Subject to Section 2.16(j), the Canadian Borrower shall repay on or before 12:00 noon (Toronto time) on the Maturity Date for those Bankers’ Acceptances and BA Equivalent Notes comprising part of the same Drawing, an amount in Canadian Dollars equal to the Face Amount of such Bankers’ Acceptances and BA Equivalent Notes (notwithstanding that a Canadian Lender may be the holder of it at maturity). Any such payment shall satisfy the Canadian Borrower’s obligations under the Bankers’ Acceptances and BA Equivalent Notes to which it relates and the relevant Canadian Lender shall (y) then be solely responsible for the payment of the applicable Bankers’ Acceptances and BA Equivalent Notes, and (z) thereafter indemnify the Canadian Borrower from any loss, cost or expense suffered by or imposed upon the Canadian Borrower in respect of any claim from a holder of such Bankers’ Acceptances and BA Equivalent Notes that the Canadian Borrower is liable for payment thereunder or any payment by the Canadian Borrower in connection with such claim.
(m)    Mandatory Conversion. Upon the occurrence and during the continuance of any Event of Default or if the Canadian Borrower shall fail (i) to deliver a properly completed notice of renewal under Section 2.16(j) or (ii) to reimburse the Canadian Lenders for any Bankers’ Acceptances and BA Equivalent Notes comprising part of the same Drawing pursuant to Section 2.16(l), the Administrative Agent will forthwith so notify the Canadian Borrower and the Canadian Lenders, whereupon each such Bankers’ Acceptance and BA Equivalent Note will automatically, on the then existing Maturity Date of such Bankers’ Acceptance or BA Equivalent Note, convert into a Canadian Prime Rate Advance of the Face Amount of such Bankers’ Acceptance or BA Equivalent Note.
(n)    Collateralization of Bankers’ Acceptances. Bankers’ Acceptances and BA Equivalent Notes may not be prepaid. The Canadian Borrower may, however, at its option, exercisable upon not less than one Business Day’s notice to the Administrative Agent, elect to deposit with the Administrative Agent Canadian Dollars in same-day funds to be held by the Administrative Agent, pursuant to collateral arrangements satisfactory to the Administrative Agent, for application to the payment of any Borrowing of Bankers’ Acceptances or BA Equivalent Notes designated by the Canadian Borrower in such notice. If such a deposit is made, then such Bankers’ Acceptances and BA Equivalent Notes shall be deemed no longer outstanding for purposes of this Agreement; provided that the amount of such deposit shall be not less than the full Face Amount of such Bankers’ Acceptances or BA Equivalent Notes. Furthermore, in the event the maturity of the Bankers’ Acceptances and BA Equivalent Notes is accelerated pursuant to Section 6.01, the Canadian Borrower shall cash collateralize all outstanding Banker’s Acceptances.
(o)    Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in the interpretation of any law or regulation after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert after the date of this Agreement that it is unlawful, for any Canadian Lender or its Canadian Lending Office to perform its obligations hereunder to complete and accept Drafts, to purchase Bankers’ Acceptances or BA Equivalent Notes or to continue to fund or maintain Bankers’ Acceptances or BA Equivalent Notes hereunder, then, on notice thereof and demand therefor by such Canadian Lender to the Borrowers through the Administrative Agent (i) an amount equal to the aggregate Face Amount of all Bankers’ Acceptances and BA Equivalent Notes outstanding at such time shall, upon such demand (which shall only be made if deemed necessary by the applicable Canadian Lender to comply with applicable law), be deposited by the Canadian Borrower with the Administrative Agent in accordance with Section 2.16(n) until the Maturity Date of each such Bankers’ Acceptance and BA Equivalent Note, (ii) upon the Maturity Date of any Bankers’ Acceptance or BA Equivalent Note in respect of which any such deposit has been made, the Administrative Agent shall be, and hereby is, authorized (without notice to or any further action by the Borrowers) to apply, or to direct the Administrative Agent to apply, such amount (or the applicable portion thereof) to the reimbursement of such Bankers’ Acceptance and (iii) the obligation of the Canadian Lenders to complete and accept Drafts and purchase Bankers’ Acceptances and BA Equivalent Note shall be suspended until the Administrative Agent shall notify the Borrowers that such Canadian Lender has determined that the circumstances causing such suspension no longer exist.
(p)    Inconsistencies. In the event of any inconsistency between the provisions of this Section 2.16 and any other provision of Article II with respect to Bankers’ Acceptances or BA Equivalent Notes, the provisions of this Section 2.16 shall prevail.
Section 2.17    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has not designated a different lending office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.02), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:
(i)    the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.02;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.02(a)(iii) or (c)(i)(F), as applicable) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Section 2.18    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent), the Company shall Cash Collateralize the Fronting Exposure of the applicable Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 100% of such Fronting Exposure.
(a)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than 100% of such Fronting Exposure, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18 or Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of an Issuing Bank shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.19, the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
Section 2.19    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks; third, to Cash Collateralize the Fronting Exposure of the Issuing Banks with respect to such Defaulting Lender in accordance with Section 2.18; fourth, as each Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance or funded participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the applicable Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances and funded participations in Letters of Credit under this Agreement and (B) Cash Collateralize any Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Advances or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the US Revolving Commitments without giving effect to Section 2.19(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 2.03(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.
(C)    With respect to any commitment fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the applicable Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Pro Rata Share) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Pro Rata Share of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Pro Rata Share. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the applicable Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.18.
(b)    Defaulting Lender Cure. If the applicable Borrower, the Administrative Agent and the applicable Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the US Revolving Commitments or the Canadian Commitments, as applicable (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of such Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE III
CONDITIONS OF LENDING
Section 3.01    Condition Precedent to Effectiveness of Sections 2.01 and 2.02. The effectiveness of Sections 2.01 and 2.02 is subject to the execution and delivery of counterparts of this Agreement by the Borrowers, the Administrative Agent and the Lenders and the satisfaction of the following additional conditions precedent:
(a)    The Administrative Agent shall have received the following, each dated the date hereof, in form and substance satisfactory to the Administrative Agent:
(i)    A Revolving Note or Notes to any Lender requesting such note pursuant to Section 2.12.
(ii)    An Officer’s Certificate attaching copies of the resolutions of the Board of Directors of each Borrower (or an authorized committee thereof) approving the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.
(iii)    An Officer’s Certificate certifying the names and true signatures of the officers of each Borrower authorized to sign the Loan Documents and the other documents to be delivered hereunder.
(iv)    A favorable opinion of a senior counsel of the Company, in form and substance reasonably acceptable to the Administrative Agent.
(v)    A favorable opinion of a senior counsel of the Canadian Borrower, in form and substance reasonably acceptable to the Administrative Agent.
(vi)    A favorable opinion of a special New York counsel of the Company and the Canadian Borrower, in form and substance reasonably acceptable to the Administrative Agent.
(b)    The Company shall have paid all accrued and previously invoiced fees and expenses of the Administrative Agent and the Lenders (including the accrued and previously invoiced fees and expenses of counsel to the Administrative Agent).
(c)    The Company shall have terminated (or shall concurrently terminate) the commitments, and paid (or shall concurrently pay) in full all Indebtedness, interest, fees and other amounts outstanding under the U.S.$265,000,000 Credit Agreement dated as of April 27, 2012 (as amended, restated, supplemented or otherwise modified from time to time) among the Borrowers, the banks named therein and Wells Fargo Bank, Nation Association, as administrative agent, and each of the Lenders that is a party to such Credit Agreement hereby waives any requirement of prior notice to the termination of the commitments or prepayment of any amounts thereunder.
Section 3.02    Conditions Precedent to Each Borrowing Increasing the Aggregate Amount of Advances and each Letter of Credit Issuance. The obligation of each Lender to make a Revolving Advance or

Term Loan on the occasion of each Revolving Borrowing or Term Loan (including the initial Revolving Borrowing and Initial Term Loans) which would increase the aggregate outstanding amount of Term Loans or Revolving Advances owing by a Borrower to such Lender over the aggregate outstanding amount of Term Loans or Revolving Advances owing by such Borrower to such Lender immediately prior to the making of such Term Loan or Revolving Advance, and the obligation of each Issuing Bank to issue a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Term Loan, Revolving Borrowing or issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the applicable Borrower of the proceeds of such Term Loan, of such Revolving Borrowing or of such Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Term Loan, Revolving Borrowing or issuance such statements are true):
(a)    The representations and warranties contained in this Agreement (other than the last sentence of Section 4.01(e)) are correct in all material respects on and as of the date of such Term Loan, Revolving Borrowing or Letter of Credit issuance, before and after giving effect to such Term Loan, Revolving Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, and
(b)    No event has occurred and is continuing, or would result from such Term Loan Borrowing or Revolving Borrowing, such issuance or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
Section 3.03    Conditions Precedent to Initial Term Loans. The obligation of each Term Loan Lender to make an Initial Term Loan is subject to the delivery by the Company of an irrevocable call or tender notice in connection with the refinancing in full of the Company’s existing 8.875% senior notes due 2019.
Section 3.04    Conditions Precedent to Each Bid Borrowing. The obligation of each Lender which is to make a Bid Advance on the occasion of a Bid Borrowing (including the initial Bid Borrowing) to make such Bid Advance as part of such Bid Borrowing is subject to the conditions precedent that (a) the Administrative Agent shall have received the written confirmatory Notice of Bid Borrowing with respect thereto, (b) on or before the date of such Bid Borrowing, but prior to such Bid Borrowing, the Administrative Agent shall have received a Bid Note payable to such Lender and its registered assigns for each of the one or more Bid Advances to be made by such Lender as part of such Bid Borrowing, in a principal amount equal to the principal amount of the Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Bid Advance in accordance with Section 2.02(c), and (c) on the date of such Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Bid Borrowing and the acceptance by the Company of the proceeds of such Bid Borrowing shall constitute a representation and warranty by the Company that on the date of such Bid Borrowing such statements are true):
(a)    The representations and warranties contained in this Agreement (other than the last sentence of Section 4.01(e)) are correct in all material respects on and as of the date of such Bid Borrowing, before and after giving effect to such Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.
(b)    No event has occurred and is continuing, or would result from such Bid Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Section 3.05    Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed effective date of Sections 2.01 and 2.02, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the effective date of Sections 2.01 and 2.02.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Company. The Company represents and warrants as follows:
(a)    Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation indicated at the beginning of this Agreement, has all requisite corporate power and authority to conduct its business, to own its properties and assets as it is now conducted and as proposed to be conducted and is qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the conduct of its business requires it to so qualify or be licensed except where the failure to do so, individually or in the aggregate, could not reasonably be expected to materially and adversely affect the ability of such Borrower to perform its obligations under any Loan Document.
(b)    The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party, including such Borrower’s use of the proceeds hereof, are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Borrower’s charter, articles or by-laws or (ii) contravene law (including, without limitation, Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting such Borrower or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company or any of its Subsidiaries.
(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by such Borrower of any Loan Documents.
(d)    This Agreement is, and each of other Loan Documents to which it is a party, when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto, enforceable against such Borrower in accordance with their respective terms.
(e)    The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2013, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, fairly present the consolidated financial condition of the Company and its Subsidiaries as at such date and the consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP. Except as publicly disclosed prior to the date hereof, on and as of the date of this Agreement, since December 31, 2013, there has been no material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(f)    There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary the reasonably anticipated outcome of which (i) would materially and adversely affect the ability of any Borrower to perform its obligations under the Loan Documents or (ii) purport to affect the legality, validity or enforceability of any Loan Document.
(g)    No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except in compliance with Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board.
(h)    Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.
(i)    The Company and each Subsidiary have filed all material Tax returns (federal, state, provincial and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.
(j)    In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the operations and properties of the Company, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any liabilities in connection with off-site disposal of Hazardous Substances and any capital or operating expenditures) required to achieve or maintain compliance with Environmental Laws. On the basis of this review, the Company has reasonably concluded that, except with respect to any matter disclosed in Items 1 or 3 in the Company’s 2013 Form 10-K or in the Commitments and Contingencies Note to the consolidated financial statements incorporated therein, such associated liabilities and costs, are unlikely to cause a material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, from that shown on the consolidated financial statements as at, and for the fiscal year ended December 31, 2013, provided that the inclusion of such exception does not indicate that any such matter will cause such a material adverse change.
(k)    Neither the Borrowers nor any Subsidiary nor, to the knowledge of the Borrowers, any director, officer, employee, agent, or Affiliate of such Borrower or any of its Subsidiaries, (i) is currently the subject of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) is located, organized or residing in any country or territory that is the subject of Sanctions (including, without limitation, Cuba, North Korea, Syria, Iran and Sudan) (any such country or territory, a “Designated Jurisdiction”).  No borrowing under this Agreement, nor the proceeds from any borrowing under this Agreement, will be used by the Borrowers directly or, to the knowledge of the Borrowers, indirectly, to lend, contribute, provide or will otherwise be made available (x) to fund any activity or business in any Designated Jurisdiction , (y) to the knowledge of the Borrowers, to fund any activity or business of any Person who is the subject of any Sanctions or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(l)    The Borrowers and their Subsidiaries are in compliance, in all material respects, with (a) all of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto and (b) the PATRIOT Act.
(m)    Neither the Borrowers nor any Subsidiary will use the proceeds from any borrowing under this Agreement (i) to make an unlawful offer, promise or payment to a foreign public official or (ii) in any manner that would cause the Borrowers or any Subsidiary to violate the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq in all material respects.
ARTICLE V
COVENANTS OF THE COMPANY
Section 5.01    Affirmative Covenants. So long as any Advance shall remain unpaid, any Bankers’ Acceptance, BA Equivalent Note or Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will, unless the Majority Lenders shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith) the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.
(b)    Consolidated Leverage Ratio. Maintain a Consolidated Leverage Ratio as of the last day of each Reference Period of not more than 4.00 : 1.0.
(c)    Consolidated Interest Coverage Ratio. Maintain a Consolidated Interest Coverage Ratio for each Reference Period of not less than 4.00 : 1.0.
(d)    Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, and the rights (charter and statutory) and franchises material to the business of the Company and its Subsidiaries, taken as a whole; provided, however, that (i) the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c), (ii) neither the Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lenders and (iii) no Subsidiary shall be required to preserve its corporate existence if the Company has determined to liquidate or dissolve such Subsidiary and such liquidation or dissolution will not violate any other provision of this Agreement.
(e)    Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in a manner which will permit the preparation of consolidated financial statements in accordance with GAAP.
(f)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(g)    Insurance. Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amount and covering such risks as the Company, in its good faith business judgment, believes necessary.
(h)    ERISA. Ensure that the Company and each ERISA Affiliate will meet its minimum funding requirements and all of its other obligations under ERISA with respect to all of its Plans and satisfy all of its obligations to Multiemployer Plans, including any Withdrawal Liability, except, in each case, where the failure to do so would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.
(i)    Reporting Requirements. Furnish to each Lender:
(i)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each year, balance sheets of the Company and the Subsidiaries, on a consolidated basis, as of the end of such quarter and statements of income and retained earnings and cash flow of the Company and the Subsidiaries, on a consolidated basis, for the period commencing at the end of the previous year and ending with the end of such quarter, certified by the chief financial officer of the Company, subject to audit and year end adjustments;
(ii)    as soon as available and in any event within 120 days after the end of each year, a copy of the balance sheets of the Company and the Subsidiaries, on a consolidated basis, as of the end of such year and the statements of income and retained earnings and cash flow of the Company and the Subsidiaries, on a consolidated basis, for such year, certified by KPMG LLP or another independent nationally recognized firm of public accountants;
(iii)    as soon as possible and in any event within ten days after an officer of the Company becomes aware of the occurrence of each Event of Default (and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default), an Officer’s Certificate setting forth details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto;
(iv)    contemporaneously with each delivery of the statements referred to in clauses (i) and (ii) above, (A) either an Officer’s Certificate stating that no Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) occurred during such quarter or, if applicable, an Officer’s Certificate pursuant to clause (iii) above, (B) an Officer’s Certificate stating that, as of the last day of the preceding quarter, and to the best of his or her knowledge, at all times during the preceding quarter, the Company was in compliance with the covenants referred to in Sections 5.01(b) and (c) and providing reasonable details of the calculations evidencing the Company’s compliance with such covenants and (C) reasonable details of each material change in GAAP from those applied in preparing the statements referred to in Section 4.01(e) insofar as such changes are applicable to the statements referred to in clauses (i) and (ii) above;
(v)    promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its shareholders, and copies of all reports and registration statements which the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange (other than those pertaining to employee benefit plans); and

(vi)    such other information respecting the condition or operations, financial or otherwise, of the Company or any Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.
Reports and financial statements required to be delivered by the Company pursuant to paragraphs (i), (ii) and (v) of this Section 5.01(i) shall be deemed to have been delivered on the date on which it posts such reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that it shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (v) of this Section 5.01(i) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.
Section 5.02    Negative Covenants. So long as any Advance shall remain unpaid, any Bankers’ Acceptance, BA Equivalent Note or Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will not, without the written consent of the Majority Lenders:
(a)    Liens. Create, assume or suffer to exist or permit any Subsidiary of the Company to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except
(i)    Permitted Encumbrances,
(ii)    other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred to secure Indebtedness, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,
(iii)    Liens on property or assets of a Domestic Subsidiary to secure obligations of such Subsidiary to the Company or another Domestic Subsidiary, and Liens on property or assets of a Foreign Subsidiary to secure obligations of such Subsidiary to the Company or any other Subsidiary,
(iv)    any Lien on property of any Foreign Subsidiary to secure Indebtedness of such Subsidiary, provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (iv) or by clause (vi) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets,
(v)    Liens incurred in connection with any Tax-Exempt Financing which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business,
(vi)    Liens on property or assets granted in connection with applications for or reimbursement obligations with respect to letters of credit issued at the request of the Company or a Subsidiary by a banking institution to secure the performance of obligations of the Company or a Subsidiary relating to such letters of credit, to the extent such banking institution requested the granting to it of such Lien as a condition for its issuance of the letter of credit; provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (vi) or by clause (iv) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets,

(vii)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof,
(viii)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (A) with respect to Liens securing Indebtedness of any Domestic Subsidiary, such Liens secure Indebtedness permitted by clause (ii) of Section 5.02(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Company or any Subsidiary,
(ix)    Liens on assets securing other obligations of the Company and its Subsidiaries not expressly permitted by clauses (i) through (viii) above; provided that, immediately after giving effect thereto and to the concurrent repayment of any other secured obligations, the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (ix) or by clause (iv) or (vi) of this Section does not exceed 10% of Consolidated Net Tangible Assets, and
(x)    Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Company and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section 5.02(a) (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(a)).
(b)    Domestic Subsidiary Indebtedness. Permit any Domestic Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness of any Domestic Subsidiary to the Company or any other Domestic Subsidiary;
(ii)    Indebtedness of any Domestic Subsidiary outstanding on the date hereof;
(iii)    Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(iv)    Indebtedness of any Person that becomes a Domestic Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary; and
(v)    other Indebtedness in an aggregate principal amount not exceeding US$20,000,000 at any time outstanding.
(c)    Mergers, Etc. (i) Merge or consolidate with or into any other Person (other than a Subsidiary) or (ii) convey, transfer, lease or otherwise dispose of, or permit a Subsidiary to convey, transfer, lease, or otherwise dispose of, (whether in one transaction or in a series of related transactions) all or substantially all of the property or assets of the Company and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), directly or indirectly, to any Person, including through a merger or consolidation of a Subsidiary with an unaffiliated party, unless (A) in each case of (i) or (ii), after giving effect to such proposed transaction, no Event of Default or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and (B) in the case of clause (i), the surviving corporation is the Company, provided that to the extent that the value of all Margin Stock owned by the Company and its Subsidiaries taken as a whole exceeds 25% of the value of the total assets of the Company and its Subsidiaries subject to this Section 5.02(c), nothing in this Section 5.02(c) shall prohibit the sale of such Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(c)).
(d)    Change in Nature of Business. Engage, or permit any of its Subsidiaries to engage, to any material extent, in any business other than the businesses of the type conducted by the Company and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.
(e)    ERISA. Create, assume or suffer to exist or permit any ERISA Affiliate to create, assume or suffer to exist (i) any Insufficiency of any Plan with respect to which an ERISA Event has occurred (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of ERISA Event shall have occurred and then exist, the liability of the Company and the ERISA Affiliates related thereto), or (ii) any Withdrawal Liability under any Multiemployer Plan, in each case, if the sum of (A) any such Insufficiency or Withdrawal Liability, as applicable, (B) the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of ERISA Event shall have occurred and then exist, the liability of the Company and the ERISA Affiliates related thereto), (C) amounts then required to be paid to any and all other Multiemployer Plans by the Company or the ERISA Affiliates as Withdrawal Liability and (D) the aggregate principal amount of all Indebtedness of the Company and all the Subsidiaries secured by Liens permitted by clauses (iv), (vi), (vii), (viii) and (ix) of Section 5.02(a), shall exceed 10% of Consolidated Net Tangible Assets.
ARTICLE VI
EVENTS OF DEFAULT
Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    Any Borrower shall fail to pay (i) any principal of any Advance made to such Borrower when the same becomes due and payable or (ii) any interest on any Advance made to such Borrower or any fees or other amounts payable under this Agreement within five days of the same becoming due and payable; or

(b)    Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)    Any Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), (c) or (i)(iii) or Section 5.02, or (ii) any term, covenant or agreement contained in any Loan Document (other than as referred to in subsection (a) or clause (i) above) on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or
(d)    The Company or any Subsidiary shall fail to pay any installment of principal of or any premium or interest on any Indebtedness, which is outstanding in a principal amount of at least US$25,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or any Indebtedness of the Company or any Subsidiary which is outstanding in an aggregate principal amount of at least US$25,000,000 shall, for any reason, be accelerated (it being understood that a mandatory prepayment on the sale of any asset shall be deemed not to be an acceleration of the Indebtedness secured by such asset) ; or
(e)    Any Borrower or any Significant Subsidiary or any two or more Subsidiaries which (when taken together) would have aggregate total assets constituting those of a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Borrower or any such Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, and, in the case of any such proceeding instituted against a Borrower or such Subsidiary (but not instituted by it), either such proceeding shall not be dismissed or stayed for 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or a Borrower or any such Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgment or order for the payment of money in excess of US$25,000,000 shall be rendered against the Company or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and, within 60 days of the commencement of such proceedings, such judgment shall not have been satisfied or (subject to clause (ii) below) shall have been stayed or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)    The Company or any of its ERISA Affiliates shall incur liability in excess of US$25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event with respect to a Plan; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
(h)    Article VII hereof shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrowers declare the obligation of each Lender to make Advances (other than Revolving Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an Event of Default resulting from the actual or deemed entry of an order for relief with respect to a Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Revolving Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
Section 6.02    Actions in Respect of the Letters of Credit upon Event of Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Lenders having more than 50% of the US Revolving Commitments, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Administrative Agent on behalf of the US Revolving Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Lenders having more than 50% of the US Revolving Commitments; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to a Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Administrative Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Collateral Account. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the US Revolving Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the US Revolving Lenders, as applicable, to the extent permitted by applicable law. The Administrative Agent, in its sole discretion and at the risk and expense of the Company, may invest the funds in the L/C Cash Collateral Account, and interest or profits therefrom (if any) shall accumulate in the L/C Cash Collateral Account. At any time that the amount of funds in the L/C Cash Collateral Account exceeds the Available Amount of all Letters of Credit outstanding, the Administrative Agent shall promptly return such excess amount to the Company. All amounts in the L/C Cash Collateral Account shall be returned to the

Company upon the earlier of (x) the date that all Letters of Credit shall have expired or been fully drawn upon and all reimbursement obligations shall have been satisfied and (y) the date on which no Event of Default shall be continuing or on which every Event of Default shall have been waived.
Section 6.03    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other obligations in respect of this Agreement and the Notes that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.03, 10.04 and 10.06) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03, 10.04 and 10.06.
ARTICLE VII
GUARANTY
Section 7.01    Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Canadian Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”). Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Canadian Borrower to the Administrative Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Canadian Borrower.

Section 7.02    Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of the Canadian Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against the Canadian Borrower or whether the Canadian Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Canadian Borrower under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Canadian Borrower or any of its Subsidiaries or otherwise;
(c)    any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of the Canadian Borrower under this Agreement and the Notes or any other assets of the Canadian Borrower or any of its Subsidiaries;
(e)    any change, restructuring or termination of the corporate structure or existence of the Canadian Borrower or any of its Subsidiaries;
(f)    any failure of the Administrative Agent or any Lender to disclose to the Canadian Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Canadian Borrower now or hereafter known to the Administrative Agent or such Lender (the Company waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);
(g)    the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Company or other guarantor or surety with respect to the Guaranteed Obligations; or
(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Canadian Borrower or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Canadian Borrower or otherwise, all as though such payment had not been made.
Section 7.03    Waivers and Acknowledgments. (a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Canadian Borrower or any other Person or any collateral.
(b)    The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)    The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against the Canadian Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.
(d)    The Company hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Canadian Borrower or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender.
(e)    The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
Section 7.04    Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Canadian Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Canadian Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Canadian Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, (x) unless and until all of the Guaranteed Obligations shall have been paid in full in cash and the Canadian Commitments shall have expired or been terminated or (y) unless no Default shall have occurred and be continuing. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and (b) the applicable Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations,

(ii) all of the Guaranteed Obligations shall have been paid in full in cash and (iii) the applicable Termination Date shall have occurred, the Administrative Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.
Section 7.05    Subordination. The Company hereby subordinates any and all debts, liabilities and other obligations owed to the Company by the Canadian Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:
(a)    Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Canadian Borrower), the Company may receive regularly scheduled payments from the Canadian Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Canadian Borrower), however, unless the Lenders having more than 50% of the Canadian Commitments otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
(b)    Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to the Canadian Borrower, the Company agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before the Company receives payment of any Subordinated Obligations.
(c)    Turn-Over. After the occurrence and during the continuance of any Event of (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Canadian Borrower), the Company shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Company under the other provisions of this Guaranty.
(d)    Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Canadian Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Company, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 7.06    Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.02. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.
ARTICLE VIII
THE AGENT
Section 8.01    Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent expressly provided in Section 8.07, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrowers nor of their respective Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.02    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.03    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.04    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01 and Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Company, a Lender or an Issuing Bank.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.05    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender, any other Issuing Bank or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any other Issuing Bank or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under, or based upon, this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.06    Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Company), from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.06 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.
(b)    Each US Revolving Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Company) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each US Revolving Lender agrees to reimburse each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 10.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.
(c)    For purposes of this Section 8.06, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Term Loans and Revolving Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Canadian Commitments and Unused US Revolving Commitments at such time; provided that the aggregate principal amount of Revolving Advances made as a result of a drawing under a Letter of Credit owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective US Revolving Commitments. The failure of any Lender to reimburse the Administrative Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Administrative Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Administrative Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.06 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
Section 8.07    Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject, so long as no Event of Default has occurred and is continuing, to the Company’s approval. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least US$500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement other than the obligations provided in Section 10.12. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
Section 8.08    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the an Issuing Bank hereunder.
Section 8.09    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 8.10    Other Administrative Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any other type of agent (other than administrative agent) on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX
SUCCESSORS, ASSIGNS AND PARTICIPATIONS
Section 9.01    Binding Effect. This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
Section 9.02    Assignments.
(a)    Each Lender may, upon at least 10 Business Days’ notice to the Company (and, in the case of an assignment of Canadian Commitments, the Canadian Borrower), the Issuing Banks and the Administrative Agent, assign to one or more banks or other entities (other than an assignment which would result in increased costs to the Company pursuant to Sections 2.07, 2.10 or 2.14 hereof) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment(s), the Advances owing to it and the Note or Notes held by it); provided, however, that (i) if such bank or other entity is not already a Lender or an Affiliate of a Lender and, prior to the expiring of the 10 Business Days’ notice referred to above, the Company (unless an Event of Default has occurred and is continuing at such time) or the Administrative Agent or, with respect to an assignment of rights and obligations in connection with a US Revolving Commitment, the Issuing Bank notifies the assignor Lender that such assignee is, in its sole discretion, not acceptable to it, such assignor Lender shall not make such assignment, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment and a processing and recordation fee of US$3,500 payable by the parties to each such assignment, (iii) each such assignment shall be only to an Eligible Assignee, (iv) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (v) the amount of the US Revolving Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than US$5,000,000 in the case of an assignment to a Lender or US$10,000,000 in the case of an assignment to an Eligible Assignee not already a Lender and, in each case, shall be an integral multiple of US$5,000,000 or, if less, the entire amount of the assigning Lender’s US Revolving Commitment, (vi) the amount of the Term Loan Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than US$5,000,000 in the case of an assignment to a Lender or US$10,000,000 in the case of an assignment to an Eligible Assignee not already a Lender and, in each case, shall be an integral multiple of US$5,000,000 or, if less, the entire amount of the assigning Lender’s Term Loan Commitment and (vii) the amount of the Canadian Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than US$5,000,000 in the case of an assignment to an Eligible Assignee that becomes a Canadian Lender and, in each case, shall be an integral multiple of US$5,000,000 or, if less, the entire amount of the assigning Lender’s Canadian Commitment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.07, 2.10, 2.14, 10.04 and 10.06 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than those provided in Section 10.12) under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)    By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; (vi) such assignee confirms that it is an Eligible Assignee; and (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.
(c)    Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Note or Notes subject to such assignment and the fee referred to in clause (a)(ii) above, the Administrative Agent shall (subject to any consents to such assignment required pursuant to the terms of this Agreement), if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.
(d)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain, at its address set forth on Schedule 10.02, a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, provided, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.

(e)    Each Lender may assign to one or more banks or other entities any Bid Note or Bid Notes held by it.
(f)    Any Lender may pledge all or a portion of its Advances to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Revenue Bank. No such assignment shall release the assigning Lender from its obligations under the Agreement.
(g)    Each Issuing Bank may, upon at least 10 Business Days’ notice to the Company, assign to any other Lender all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) if prior to the expiring of the 10 Business Days’ notice referred to above, the Company notifies the assignor Issuing Bank that such assignee is, in its sole discretion, not acceptable to it, such assignor Issuing Bank shall not make such assignment, (ii) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of US$3,500.
Section 9.03    Participations.
(a)    Each Lender may sell participations to one or more banks or other entities (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment(s), and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment(s) to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) each Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) such participation is not prohibited by applicable law and (vi) no participant shall have any claim against any Borrower or the Administrative Agent for any amounts due to it under its participation agreement and no Lender or any participant shall have any additional claim under Sections 2.07, 2.10 or 2.14 as a result of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Person acquiring such participation, agree to any amendment, modification or waiver described in clause (a), (b) or (c) of the proviso to Section 10.01 that directly affects such Person.
(b)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
ARTICLE X
MISCELLANEOUS
Section 10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) increase the Commitment(s) of any Lender or subject any Lender to any additional obligations without the written consent of such Lender, (b) reduce the principal of, or interest on, any Term Loan Note, Revolving Note, Term Loan, Revolving Advance, or any fee or other amount payable hereunder without the written consent of each Lender affected thereby, (c) postpone any date fixed for any payment of principal of, or interest on, the Term Loan Notes, Revolving Notes, Term Loans, Revolving Advances, or any fees or other amounts payable hereunder without the written consent of each Lender affected thereby (it being understood that a waiver of a mandatory prepayment under Section 2.09(b)(i) shall only require the consent of the Majority Lenders), (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Term Loan Notes, Revolving Notes, Term Loans, Revolving Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder without the written consent of all the Lenders, (e) release the Company from its obligations under Article VII without the written consent of all of the Canadian Lenders or (f) amend this Section 10.01 without the written consent of all the Lenders and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the affected Issuing Bank in addition to the Lenders required above to take such action, affect the rights or obligations of such Issuing Bank under this Agreement. Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Section 10.02    Notices, Effectiveness, Electronic Communication.
(a)    All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy communication) and mailed, telecopied or delivered or (ii) as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), if to a Borrower, at the Company’s address specified on Schedule 10.02; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; and if to the Administrative Agent, at its address specified on Schedule 10.02; or, as to any Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent as specified in Section 10.02(b) or as otherwise specified to the Borrowers by the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective only when received by the relevant party. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
In addition, the Canadian Borrower hereby irrevocably designates the Company, as the designee, appointee and agent of the Canadian Borrower to receive, for and on behalf of the Canadian Borrower, service of process in such jurisdiction in any legal action or proceeding with respect hereto.
(b)    Electronic Communications. Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth on Schedule 10.02, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s office referred to herein, to which payments due are to be made and at which Advances will be disbursed.
(d)    Platform. So long as Wells Fargo or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at the addresses set forth on Schedule 10.02. The Company agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks, SyndTrak or a substantially similar electronic system (the “Platform”). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any

Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Issuing Banks or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses). “Borrower Materials” mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
(i)    Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Banks and the other Lenders by posting the Borrower Materials on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.
Section 10.03    No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 10.04    Costs and Expenses; Damage Waiver.
(a)    The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Banks (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the Issuing Banks), in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents.

(b)    If any payment of principal of any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.09(b), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Each Lender demanding payment of such amount shall provide, at the time of making such demand, the applicable Borrower and the Administrative Agent with reasonable details, including the basis for the calculation thereof, of such increase, provided that, in the absence of manifest error, the amount so notified shall be conclusive and binding upon such Borrower.
(c)    Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 10.05    Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the other Loan Documents whether or not such Lender shall have made any demand under this Agreement or the Note held by such Lender and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set¬off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.
Section 10.06    Indemnification by Company. The Company agrees to indemnify and hold harmless the Administrative Agent and each Lender (and each of their respective officers, agents, employees and directors) (each, an “Indemnified Party”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of outside counsel) of any kind or nature whatsoever (“Claims”) which may be imposed on, incurred by or asserted against such Lender or any of its officers, agents, employees or directors (but excluding Claims of any Person resulting from such Person’s gross negligence or willful misconduct) in connection with or arising out of any investigation, litigation or proceeding (including, without limitation, any threatened investigation, litigation or proceeding or preparation of a defense in connection therewith) related to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.06 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any agreement or instrument contemplated hereby, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit.

Section 10.07    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
Section 10.08    Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Banks and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.09    Special Prepayment Right. (a) In the event that a Change of Control Date shall occur, the Company will, within 10 days after such Change of Control Date, give the Administrative Agent written notice thereof and describe in reasonable detail the facts and circumstances giving rise thereto, and the applicable Borrower will prepay, if any Lender shall so request, all of the Advances from such Lender plus interest accrued to the date of prepayment and any other fees and amounts as may then be payable by such Borrower to such Lender under this Agreement. Said request (the “Prepayment Notice”) shall be made by a Lender in writing not later than 45 days after the Change of Control Date and shall specify (i) the date (the “Special Prepayment Date”) upon which each Borrower shall prepay the Advances made to it, which date shall be not less than 15 days nor more than 45 days from the date of the Prepayment Notice and (ii) the amount of the Advances to be prepaid. In the event of such request, the Commitment(s) of such Lender to make Advances shall forthwith terminate.
(b)    On the Special Prepayment Date, each Borrower shall prepay all of the Advances of such Lender made to such Borrower plus interest accrued thereon to the Special Prepayment Date and such other fees and amounts as may then be payable by Borrower under this Agreement. Payment shall be made as provided in this Agreement.
(c)    For the purposes of this Section 10.09:
(i)    the term “Change of Control Date” shall mean (A) the first day on which any person, or group of related persons, has beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Company or (B) the date immediately following the first date on which the members of the Board of Directors of the Company (the “Board”) at the commencement of any period of 730 consecutive days (together with any other Directors whose appointment or election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the Directors then in office who either were Directors at the beginning of such period or whose appointment or election or nomination for election was previously so approved) shall cease to constitute a majority of the Board at the end of such period; provided, however, that a Change of Control Date shall not be deemed to have occurred under clause (A) hereof if (x) the Company shall have merged or disposed of a portion of its assets in compliance with the requirements of subsection 5.02(c) hereof within 10 days after the acquisition of such beneficial ownership shall have occurred and (y) no person or group of related persons shall have beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Company after such merger or disposition.
(ii)    the term “voting stock” shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of the Company other than stock having such power only by reason of a contingency.
Section 10.10    Jurisdiction, Etc.
(a)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at the address of the Company specified pursuant to Section 10.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 10.11    No Liability of the Issuing Banks. The Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to the Company, to the extent of any direct, but not consequential, damages suffered by the Company that were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.12    Confidentiality. Each of the Administrative Agent and the Lenders expressly agrees, for the benefit of the Company and its Subsidiaries, to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to any rating agency, or regulatory or similar authority having, or purporting to have, jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners, or in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems disclosure necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its Subsidiaries or Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Company and its Subsidiaries containing provisions substantially the same as those of this Section, to any Eligible Assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers, (i)  Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (j) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or any of its Subsidiaries. For the purposes of this Section, “Confidential Information” means all information, including material nonpublic information with the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Company or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities; provided, that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Company of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Company, its Subsidiaries and their respective Affiliates may rely upon this Section for any purpose, including without limitation to comply with Regulation FD.
Section 10.13    Patriot Act; Etc. Each Lender hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

Section 10.14    Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.
Section 10.15    Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrowers

OLIN CORPORATION

By:	/s/ Stephen C. Curley
	Name:	Stephen C. Curley
	Title:	Vice President and Treasurer

OLIN CANADA ULC

By:	/s/ Stephen C. Curley
	Name:	Stephen C. Curley
	Title:	Vice President and Treasurer

Olin Corporation
Credit Agreement
Signature Pages

Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Daniel R. Van Aken
	Name:	Daniel R. Van Aken
	Title:	Director

Olin Corporation
Credit Agreement
Signature Pages

Lenders

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Term Loan Lender, a US Revolving Lender, a Canadian Lender and an Issuing Bank

By:	/s/ Daniel R. Van Aken
	Name:	Daniel R. Van Aken
	Title:	Director

Olin Corporation
Credit Agreement
Signature Pages

BANK OF AMERICA, N.A., as a Term Loan Lender, a US Revolving Lender and an Issuing Bank

By:	/s/ Eric A. Escagne
	Name:	Eric A. Escagne
	Title:	Senior Vice President

Olin Corporation
Credit Agreement
Signature Pages

BANK OF AMERICA, N.A. (Canada Branch), as a Canadian Lender

By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

Olin Corporation
Credit Agreement
Signature Pages

CITIBANK, N.A., as a US Revolving Lender and an Issuing Bank

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

Olin Corporation
Credit Agreement
Signature Pages

CITIBANK, N.A. CANADIAN BRANCH, as a Canadian Lender

By:	/s/ Samin Atique
	Name:	Samin Atique
	Title:	Authorized Signatory

Olin Corporation
Credit Agreement
Signature Pages

PNC BANK, NATIONAL ASSOCIATION, as a Term Loan Lender and a US Revolving Lender

By:	/s/ Thomas S. Sherman
	Name:	Thomas S. Sherman
	Title:	Senior Vice President

Olin Corporation
Credit Agreement
Signature Pages

PNC BANK CANADA BRANCH, as a Canadian Lender

By:	/s/ Nazmin Adatia
	Name:	Nazmin Adatia
	Title:	Senior Vice President

Olin Corporation
Credit Agreement
Signature Pages

THE NORTHERN TRUST COMPANY, as a Term Loan Lender and a US Revolving Lender

By:	/s/ James Shanel
	Name:	James Shanel
	Title:	Vice President

Olin Corporation
Credit Agreement
Signature Pages

SANTANDER BANK, N.A., as a Term Loan Lender, a US Revolving Lender and as a Canadian Lender

By:	/s/ John W. Deegan
	Name:	John W. Deegan
	Title:	Senior Vice President

Olin Corporation
Credit Agreement
Signature Pages

THE TORONTO-DOMINION BANK, as a Term Loan Lender, a US Revolving Lender and as a Canadian Lender

By:	/s/ Andrew Chiodo
	Name:	Andrew Chiodo
	Title:	AVP, Credit - National Accounts

By:	/s/ Ryan Mrozek
	Name:	Ryan Mrozek
	Title:	Senior Analyst - National Accounts

Olin Corporation
Credit Agreement
Signature Pages